UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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InterDigital, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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InterDigital, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 7, 2012

TO THE SHAREHOLDERS OF INTERDIGITAL, INC.:

Our 2012 annual meeting of shareholders will be held on Thursday, June 7, 2012, at 11:00 a.m. Eastern Time, at the Crowne Plaza Hotel, 260 Mall Boulevard, King of Prussia, Pennsylvania. At the annual meeting, the holders of our outstanding common stock will act on the following matters:

1.	Election of the six director nominees named in the proxy statement, each for a term of one year;

2.	Advisory resolution to approve executive compensation;

3.	Ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2012; and

4.	Such other business as may properly come before the annual meeting.

We are pleased to be using the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. We believe that this process expedites shareholders’ receipt of proxy materials, lowers the costs of the annual meeting and helps to conserve natural resources. On or about April 23, 2012, we began mailing our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2012 proxy statement and 2011 annual report and how to vote online. The Notice also includes instructions on how to request a paper copy of the proxy materials, including the notice of annual meeting, proxy statement, annual report and proxy card.

All holders of record of shares of our common stock (NASDAQ: IDCC) at the close of business on April 10, 2012 are entitled to vote at the annual meeting and at any postponements or adjournments of the annual meeting. Shareholders are cordially invited to attend the annual meeting in person; however, regardless of whether you plan to attend the annual meeting in person, please cast your vote as instructed in the Notice as promptly as possible. Alternatively, if you wish to receive paper copies of your proxy materials, including the proxy card, please follow the instructions in the Notice. Once you receive paper copies of your proxy materials, please complete, sign, date and promptly return the proxy card in the postage-prepaid return envelope provided, or follow the instructions set forth on the proxy card to authorize the voting of your shares over the Internet or by telephone. Your prompt response is necessary to ensure that your shares are represented at the annual meeting. Submitting your proxy by Internet, telephone or mail will not affect your right to vote in person if you decide to attend the annual meeting. If you are a shareholder who holds stock in a brokerage account (a “street name” holder), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING:

Registration will begin at 9:30 a.m., and seating will begin at 10:30 a.m. Each shareholder will need to bring an admission ticket and valid picture identification, such as a driver’s license or passport, for admission to the annual meeting. Street name holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting, and all cellular phones must be silenced during the annual meeting. We realize that many cellular phones have built-in digital cameras, and, while these phones may be brought into the annual meeting, the camera function may not be used at any time.

By Order of the Board of Directors,

STEVEN W. SPRECHER

General Counsel and Secretary

April 23, 2012

King of Prussia, Pennsylvania

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INTERDIGITAL, INC.

781 Third Avenue

King of Prussia, Pennsylvania 19406-1409

PROXY STATEMENT

This proxy statement contains information relating to our annual meeting of shareholders to be held on Thursday, June 7, 2012, beginning at 11:00 a.m. Eastern Time, at the Crowne Plaza Hotel, 260 Mall Boulevard, King of Prussia, Pennsylvania, and at any postponements or adjournments of the annual meeting. Your proxy for the annual meeting is being solicited by our board of directors.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders primarily via the Internet, rather than mailing printed copies of these materials to each shareholder. We believe that this process will expedite shareholders’ receipt of proxy materials, lower the costs of the annual meeting and help to conserve natural resources. On or about April 23, 2012, we began mailing to each shareholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to Be Held on June 7, 2012: The proxy statement and annual report to shareholders are available at

http://ir.interdigital.com/annuals.cfm

ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including: the election of directors; the advisory resolution to approve executive compensation; the ratification of the appointment of our independent registered public accounting firm; and such other business as may properly come before the annual meeting. In addition, management will report on the performance of our company and respond to questions from shareholders.

Who may attend the annual meeting?

Subject to space availability, all shareholders as of April 10, 2012, the record date, or their duly appointed proxies, may attend the annual meeting. Registration will begin at 9:30 a.m., and seating will begin at 10:30 a.m. If you plan to attend the annual meeting, please note that you will need to bring your admission ticket and valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting, and all cellular phones must be silenced during the annual meeting. We realize that many cellular phones have built-in digital cameras, and, while these phones may be brought into the annual meeting, the camera function may not be used at any time.

Please also note that if you hold your shares in street name (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

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Who is entitled to vote at the annual meeting?

Only shareholders at the close of business on April 10, 2012, the record date, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting. There were 44,690,642 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to one vote on each director nominee and one vote on each other matter considered at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to conduct business legally at the annual meeting. For the annual meeting, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote will be considered a quorum. If you are a registered shareholder, you must deliver your proxy by Internet or telephone or, if you requested a paper copy of the proxy materials, by mail, or attend the annual meeting in person and vote, in order to be counted in the determination of a quorum. If you are a street name shareholder, your broker or other nominee will vote your shares pursuant to your instructions, and such shares will count in the determination of a quorum. If you do not provide any specific voting instructions to your broker or other nominee, your shares will still count for purposes of attaining a quorum.

How do I vote?

If you are a registered shareholder, you may submit your proxy by Internet or telephone by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you also may submit your proxy by mail by following the instructions included with your proxy card. The deadline for submitting your proxy by Internet or telephone is 11:59 p.m. Eastern Time on June 6, 2012. The designated proxy will vote according to your instructions. You may also attend the annual meeting and vote in person.

If you are a street name shareholder, your broker or nominee firm is the legal, registered owner of the shares and it may provide you with a Notice. Follow the instructions on the Notice to access our proxy materials and vote or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares. Please check your Notice or voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone. If you are a street name shareholder and you want to vote at the annual meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares, because the broker or nominee is the legal, registered owner of the shares.

If you own shares through a retirement or savings plan or other similar plan, you may submit your voting instructions by Internet, telephone or mail by following the instructions included with your voting instruction card. The deadline for submitting your voting instructions by Internet or telephone is 11:59 p.m. Eastern Time on June 4, 2012. The trustee or administrator of the plan will vote according to your instructions and the rules of the plan.

If you sign and submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with the board’s recommendations specified below under “What are the board’s recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the annual meeting.

Can I change my vote after I return my proxy or voting instruction card?

If you are a registered shareholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Secretary either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the annual meeting in person, you may ask the judge of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the annual meeting will not by itself revoke a previously granted proxy.

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If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Will my vote be confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.

What are the board’s recommendations?

The board recommends that you vote:

•	For election of each of the director nominees named in this proxy statement (see proposal 1);

•	For the advisory resolution to approve executive compensation (see proposal 2); and

•	For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012 (see proposal 3).

What vote is required to approve each proposal?

Election of directors.    We have adopted majority voting in uncontested director elections. Accordingly, under our articles of incorporation and our bylaws, director nominees must receive the affirmative vote of a majority of the votes cast in order to be elected. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of director elections. Under Pennsylvania law and our articles of incorporation and our bylaws, an incumbent director who does not receive the votes required to be re-elected remains in office until his or her successor is elected and qualified, thereby continuing as a “holdover” director. Under the director resignation policy in our corporate governance principles, a director who is not re-elected must tender his or her resignation to the nominating and corporate governance committee, which will make a recommendation to the board as to whether or not the resignation offer should be accepted. The board will act on the nominating and corporate governance committee’s recommendation within ninety (90) days following certification of the election results. In deciding whether to accept the resignation offer, the board will consider the recommendation of the nominating and corporate governance committee as well as any additional information and factors that the board believes to be relevant.

Advisory resolution to approve executive compensation.    The affirmative vote of a majority of the votes cast is required for approval. Because the vote is advisory, it will not be binding on the board or the company. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

Ratification of the appointment of PricewaterhouseCoopers LLP.    The affirmative vote of a majority of the votes cast is required for ratification. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal. Ratification of the appointment of our independent registered public accounting firm is not legally required; the board asks shareholders to ratify the appointment as a matter of good corporate governance. If shareholders do not ratify the appointment, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm in future years.

What is a “broker non-vote”?

If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some proposals if you do not provide voting instructions. “Broker non-votes” are shares that a broker or nominee does not vote because it has not received voting instructions and does not have discretionary authority to vote (or does not exercise that authority). For the annual meeting, if you do not provide specific voting instructions, your broker or nominee may not exercise

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voting discretion with respect to: proposal 1, the election of directors, or proposal 2, the approval of the advisory resolution on executive compensation. Broker non-votes will have no effect on the outcome of proposal 1 or proposal 2. If you do not provide specific voting instructions, your broker or nominee may exercise voting discretion with respect to proposal 3, the ratification of the appointment of the company’s independent registered public accounting firm.

GOVERNANCE OF THE COMPANY

Where can I find information about the governance of the company?

The company has adopted corporate governance principles that, along with the charters of the board committees, provide the framework for the governance of the company. The nominating and corporate governance committee is responsible for annually reviewing the principles and recommending any proposed changes to the board for approval. A copy of our corporate governance principles is posted on our website at http://ir.interdigital.com under the heading “Corporate Governance,” along with the charters of our board committees and other information about our governance practices. We will provide to any person without charge a copy of any of these documents upon written request to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

Code of Ethics

Does the company have a code of ethics?

We have adopted a Code of Ethics that applies to all directors, officers, employees and consultants, including our principal executive, financial and accounting officers or persons performing similar functions. The Code of Ethics is available on the company’s website at http://ir.interdigital.com under the heading “Corporate Governance.” We intend to disclose future amendments to certain provisions of the Code of Ethics, or any waiver of such provisions granted to executive officers and directors, on the website within four business days following the date of such amendment or waiver. We will provide to any person without charge a copy of our Code of Ethics upon written request to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

Director Independence

Which directors are considered independent, and how does the board determine their independence?

Each year, prior to the annual meeting of shareholders, the board reviews and assesses the independence of its directors and makes a determination as to the independence of each director. During this review, the board considers transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The board measures these transactions and relationships against the independence requirements of NASDAQ. As a result of this review, the board affirmatively determined that each of Dr. Gilbert F. Amelio, Messrs. Jeffrey K. Belk, Steven T. Clontz, Edward B. Kamins and John A. Kritzmacher and Ms. Jean F. Rankin are “independent” in accordance with applicable NASDAQ listing standards. To our knowledge, none of the independent directors or any members of their immediate family has any direct or indirect relationships with our company or its subsidiaries and affiliates, other than the director’s service as a director of the company.

Board Leadership

Who is the Chairman of the Board, and are the positions of Chairman of the Board and Chief Executive Officer separated?

Mr. Clontz, who is an independent director, has served as Chairman of the Board since January 2010. The board has a general policy that the positions of Chairman of the Board and Chief Executive officer should be held by separate persons as an aid in the board’s oversight of management. This policy is affirmed in the board’s

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published corporate governance principles, which state that the Chairman of the Board is an independent director. The board believes that this leadership structure is appropriate for the company at this time because of the advantages to having an independent chairman for matters such as: communications and relations between the board, the Chief Executive Officer and other senior management; reaching consensus on company strategies and policies; and facilitating robust board, committee and Chief Executive Officer evaluation processes. The board periodically reviews its leadership structure to determine whether it is appropriate given the specific characteristics and circumstances of the company.

Board Oversight of Risk

What is the board’s role in risk oversight?

The board is responsible for overseeing the major risks facing the company and the company’s enterprise risk management (“ERM”) efforts. The board has delegated to the audit committee primary responsibility for overseeing and monitoring these efforts. Under its charter, the audit committee is responsible for discussing with management and the company’s independent registered public accounting firm significant risks and exposures relating to the company’s quarterly and annual financial statements and assessing management’s steps to mitigate them, and for reviewing corporate insurance coverage and other risk management programs. At least annually, the audit committee receives presentations and reports directly from the company’s Chief Financial Officer, who leads the company’s day-to-day ERM efforts. The audit committee briefs the board on the company’s ERM activities as part of its regular reports to the board on the activities of the committee, and the Chief Financial Officer also periodically delivers presentations and reports to the full board as appropriate.

Board Structure and Committee Membership

What is the size of the board, and how often are directors elected?

The board currently has eight directors. Our articles of incorporation currently provide for the phasing in of annual director elections beginning at the 2011 annual meeting of shareholders and continuing at this 2012 annual meeting of shareholders. By the annual meeting of shareholders in 2013, the declassification of the board of directors will be complete and all directors will be subject to election for one-year terms at each annual meeting of shareholders. In addition, beginning this year, we have adopted majority voting in uncontested elections of directors.

How often did the board meet during 2011?

The board met 23 times during 2011. Each director is expected to attend each meeting of the board and those committees on which he or she serves. Each director attended at least 75% of the aggregate of all board meetings and meetings of committees on which the director served during 2011. We typically schedule one of the meetings of the board on the day immediately preceding or following our annual meeting of shareholders, and it is the policy of the board that directors are expected to attend our annual meeting of shareholders absent unusual circumstances. Eight directors, constituting all of our current directors, attended the 2011 annual meeting of shareholders.

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What are the roles of the primary board committees?

The board has standing audit, compensation, finance and investment, and nominating and corporate governance committees. Each of the audit, compensation, and nominating and corporate governance committees is composed entirely of independent directors, as determined by the board in accordance with applicable NASDAQ listing standards. In addition, audit committee members meet additional heightened independence criteria applicable to audit committee members under applicable NASDAQ listing standards. Each of the committees operates under a written charter that has been approved by the board. The table below provides information about the current membership of the committees and the number of meetings of each committee held in 2011.

Name	Audit Committee	Compensation Committee	Finance and Investment Committee	Nominating and Corporate Governance Committee
Gilbert F. Amelio		Chair	X
Jeffrey K. Belk			X	X
Steven T. Clontz			X	X
Edward B. Kamins	Chair	X
John A. Kritzmacher	X			Chair
William J. Merritt
Jean F. Rankin	X	X
Robert S. Roath			Chair
Number of Meetings in 2011	8	10	13	4

Audit Committee

The audit committee assists the board in fulfilling its oversight responsibilities relating to the company’s corporate accounting, its financial reporting practices and audits of its financial statements. Among other things, the committee:

•	Reviews the company’s annual and quarterly financial statements and discusses them with management and the company’s independent registered public accounting firm;

•	Appoints, compensates, retains, evaluates, oversees the work of and, if deemed appropriate, replaces the company’s independent registered public accounting firm;

•	Reviews the adequacy and effectiveness of our system of internal control over financial reporting and disclosure controls and procedures;

•	Reviews and approves, at least annually, the management, scope, plans, budget, staffing and relevant processes and programs of the company’s internal audit function;

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Establishes and oversees procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, auditing or federal securities law matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing or federal securities law matters;

•	Oversees the company’s other compliance policies and programs, including the implementation and effectiveness of the company’s Code of Ethics; and

•	Oversees and monitors the company’s ERM efforts.

All of the audit committee members are financially literate. The board has determined that Mr. Kritzmacher qualifies as an audit committee financial expert within the meaning of applicable SEC regulations and that Mr. Kritzmacher acquired his expertise primarily through his prior experience as a chief financial officer.

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Compensation Committee

The compensation committee assists the board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers. Among other things, the committee:

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Reviews and approves the corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;

•	Assists the board in developing and evaluating potential candidates for executive positions and oversees and annually reviews the development of executive succession plans;

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Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the board whether the Compensation Discussion and Analysis should be included in the company’s annual report and proxy statement and oversees the preparation of the compensation committee report required by SEC rules for inclusion in the company’s annual report and proxy statement;

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Assesses the results of the company’s most recent advisory vote on executive compensation, and considers and recommends to the board the frequency of the company’s advisory vote on executive compensation;

•	Reviews periodically compensation for non-management directors of the company and recommends changes to the board as appropriate;

•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the company;

•	Reviews and makes recommendations to the board with respect to the adoption or amendment of incentive and other equity-based compensation plans;

•	Administers the company’s equity incentive plans;

•	Reviews periodically, revises as appropriate and monitors compliance by directors and executive officers with the company’s stock ownership guidelines; and

•	Assesses the independence of any outside compensation consultant of the company.

The compensation committee may delegate authority to the committee chairman or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct. The compensation committee also may delegate to one or more officers of the company the authority to make grants of stock options or other discretionary awards at specified levels, under specified circumstances, to eligible employees who are not executive officers of the company, subject to reporting to and such ratification by the committee as the committee may direct.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee assists the board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the board’s effectiveness. Among other things, the committee:

•	Develops and recommends to the board criteria for board membership;

•	Identifies, reviews the qualifications of and recruits candidates for election to the board and to fill vacancies or new positions on the board;

•	Assesses the contributions of incumbent directors in determining whether to recommend them for reelection to the board;

•	Reviews candidates recommended by the company’s shareholders for election to the board;

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•	Assesses the independence of directors, director nominees and director candidates under applicable standards and recommends independence determinations to the board;

•	Reviews annually our corporate governance principles and recommends changes to the board as appropriate;

•	Recommends to the board changes to our Code of Ethics;

•	Reviews and makes recommendations to the board with respect to the board’s and each committee’s size, structure, composition and functions;

•	Oversees the process for evaluating the board and its committees; and

•	Periodically reviews the board’s leadership structure and recommends changes to the board as appropriate.

The committee will consider director candidates recommended by our shareholders. Shareholders recommending candidates for consideration by the nominating and corporate governance committee should send their recommendations to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. The recommendation must include the candidate’s name, biographical data and qualifications and a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The committee may ask candidates for additional information as part of the process of assessing a shareholder-recommended director candidate. The committee evaluates director candidates recommended by shareholders based on the same criteria used to evaluate candidates from other sources.

While the board has not established a formal policy for considering diversity when evaluating director candidates, the board endeavors to have a diverse membership, viewing such diversity expansively to include differences of perspective, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity. As described in our corporate governance principles, the board aims to have members representing such diverse experiences at policymaking levels in business, finance and technology and other areas that are relevant to the company’s global activities. The selection criteria for director candidates include the following:

•	Each director should be an individual of the highest personal and professional ethics, integrity and values.

•	Each director should be committed to representing the long-term interests of the company’s shareholders and demonstrate a commitment to long-term service on the board.

•	Each director should have an inquisitive and objective perspective, practical wisdom and mature judgment.

The committee periodically evaluates the composition of the board to assess the skills and experience that are currently represented on the board, as well as the skills and experience that the board will find valuable in the future. This evaluation of the board’s composition enables the board to update the skills and experience it seeks in the board as a whole, and in individual directors, as the company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity.

Finance and Investment Committee

The finance and investment committee assists the board by monitoring, providing advice and recommending action with respect to the investment and financial policies and strategies and the capital structure of the company. Among other things, the committee reviews and provides guidance with respect to:

•	The company’s strategic plan and annual budgets;

•	The company’s capital structure, including the issuance of debt, equity or other securities;

•	Investment policies;

•	Share repurchases and shareholder distributions;

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•	Acquisitions, divestitures or strategic investments;

•	The company’s valuation model and financial analysis of significant strategic decisions;

•	Significant monetary issues such as foreign currency management policies;

•	Tax planning; and

•	The retention of investment bankers and other financial advisors, including review of the fees and other retention terms for any such advisors.

The finance and investment committee may delegate authority to the committee chairman or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct.

Communications with the Board

How can shareholders communicate with the board?

Shareholders and other parties interested in communicating directly with any individual director, including the chairman, the board as a whole or the non-management directors as a group may do so by writing to Investor Relations, InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409, or by sending an email to Directors@InterDigital.com. Our Investor Relations department reviews all such correspondence and regularly forwards to the board or specified director(s) a summary of all such correspondence and copies of all correspondence that deals with the functions of the board or its committees or that otherwise requires their attention. Directors may, at any time, review a log of all correspondence we receive that is addressed to members of the board and request copies of any such correspondence.

Communications About Accounting Matters

How can individuals report concerns relating to accounting, internal control, auditing or federal securities law matters?

Concerns relating to accounting, internal control, auditing or federal securities law matters may be submitted by writing to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. All correspondence will be brought to the attention of the chairman of the audit committee and handled in accordance with procedures established by the audit committee with respect to these matters.

DIRECTOR COMPENSATION

How are directors compensated?

For board participation during 2011, our non-management directors each received an annual cash retainer of $40,000. In addition, the chairman of the audit committee received an annual cash retainer of $30,000, the other members of the audit committee each received an annual cash retainer of $10,000, the chairmen of the compensation, finance and investment and nominating and corporate governance committees each received an annual cash retainer of $10,000 and the other members of the compensation, finance and investment and nominating and corporate governance committees each received an annual cash retainer of $5,000. The chairman of the board received an additional annual cash retainer of $50,000. All cash retainers were generally paid quarterly in arrears and based upon service for a full year, and prorated payments were made for service less than a full year. The quarterly payments of the annual board and all committee retainers are subject to the director’s attendance at the regularly scheduled quarterly meetings, as follows: 100% payment for participating in person, 50% payment for participating telephonically and no payment for not participating.

Each non-management director received 4,000 restricted stock units (“RSUs”), which vest in full one year from the grant date, for his or her service during the 2011-2012 board term. Upon his initial election to the board in 2011, Dr. Amelio also received 4,000 RSUs, which vest in full one year from the grant date, and a pro-rated RSU award for his partial service during the 2010-2011 board term. RSU awards may be deferred. An election to defer must be made in the calendar year preceding the year during which services are rendered and the

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compensation is earned. Unvested time-based RSUs and deferred RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the awards vest or at the end of the deferral period, as applicable.

To align the interests of non-management directors and executives with those of our shareholders, the company has adopted stock ownership guidelines. The stock ownership guidelines applicable to the non-management directors are set at a target of five times their annual cash retainer of $40,000. Qualifying stock includes: shares of common stock, restricted stock and, on a pre-tax basis, unvested time-based RSUs. Any director who has not reached or fails to maintain the target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until the target ownership level is met. A director may not make any disposition of shares that results in his or her holdings falling below the target ownership level without the express approval of the compensation committee. As of March  31, 2012, all of the non-management directors had reached their target ownership levels.

2011 Non-management Director Compensation Table

The following table sets forth the compensation paid to each person who served as a non-management director of the company in 2011 for their service in 2011. Directors who also serve as employees of the company do not receive any additional compensation for their services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gilbert F. Amelio	47,500	393,085	440,585
Jeffrey K. Belk	52,500	159,240	211,740
Steven T. Clontz	102,500	159,240	261,740
Edward B. Kamins	80,000	159,240	239,240
John A. Kritzmacher	65,000	159,240	224,240
Jean F. Rankin	55,000	159,240	214,240
Robert S. Roath	50,000	159,240	209,240

(1)	Amounts reported represent the aggregate annual board, chairman of the board, committee chairman and committee membership retainers earned by each non-management director in 2011, as described above.

(2)	Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for RSU awards granted pursuant to our compensation program for non-management directors in 2011. The assumptions used in valuing these RSU awards are incorporated by reference to Notes 2 and 9 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2011. The following table sets forth the grant date fair value of each RSU award granted to our non-management directors in 2011.

Name	Grant Date	Number of Restricted Stock Units (#)	Grant Date Fair Value of Stock Awards ($)
Gilbert F. Amelio	3/1/2011	4,000	185,960
	3/1/2011	1,030	47,885
	6/2/2011	4,000	159,240
Jeffrey K. Belk	6/2/2011	4,000	159,240
Steven T. Clontz	6/2/2011	4,000	159,240
Edward B. Kamins	6/2/2011	4,000	159,240
John A. Kritzmacher	6/2/2011	4,000	159,240
Jean F. Rankin	6/2/2011	4,000	159,240
Robert S. Roath	6/2/2011	4,000	159,240

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As of December 31, 2011, each person who served as a non-management director of the company in 2011 had the following aggregate amounts of (i) unvested RSU awards (including accrued dividend equivalents) and (ii) options outstanding. This table does not include RSUs that, as of December 31, 2011, had vested according to their vesting schedule, but had been deferred.

Name	Outstanding Restricted Stock Units (#)	Outstanding Stock Options (#)
Gilbert F. Amelio	8,037	—
Jeffrey K. Belk	4,014	—
Steven T. Clontz	4,014	20,000
Edward B. Kamins	4,014	—
John A. Kritzmacher	6,030	—
Jean F. Rankin	4,014	—
Robert S. Roath	4,014	—

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PROPOSALS TO BE VOTED ON

Election of Directors

(Proposal 1)

Description

Which directors are nominated for election?

Dr. Gilbert F. Amelio, Messrs. Steven T. Clontz, Edward B. Kamins, John A. Kritzmacher and William J. Merritt and Ms. Jean F. Rankin are nominated for election at the 2012 annual meeting, each to serve a one-year term until our annual meeting in 2013 and until his or her successor is elected and qualified.

Set forth below is biographical information about the nominees, whose current terms of office expire at the 2012 annual meeting, and other directors of the company whose terms of office continue after the 2012 annual meeting and information about the skills and qualifications of our directors that contribute to the effectiveness of the board.

What are their backgrounds?

Gilbert F. Amelio, 69, has been a director of the company since March 2011. His career spans decades of executive leadership roles at leading technology companies, including Chief Executive Officer and Chairman of Apple Computer; President, Chief Executive Officer and Chairman of National Semiconductor; and President of Rockwell Communication Systems, a unit of Rockwell International. A Senior Partner at Sienna Ventures, LLC, a venture capital firm, from 2001 through December 2011 and a Partner at Alteon Capital Partners, LLC, a consulting firm, since 2009, Dr. Amelio has been involved in the leadership or funding of a broad range of technology ventures, including Jazz Technologies, Inc., a publicly traded semiconductor foundry that he founded and where he served as Chairman and Chief Executive Officer from 2005 to 2008, and Acquicor Management LLC, a former shareholder of Jazz Technologies. Acquicor Management declared bankruptcy in 2008. In 2003, AmTech, LLC, a high technology investment and consulting services firm where Dr. Amelio served as Chairman and Chief Executive Officer from 1999 to 2004, declared bankruptcy. Dr. Amelio is a pioneer in the U.S. technology industry, having started his career at AT&T Bell Laboratories and Fairchild Semiconductor. A former director and chairman of the Semiconductor Industry Association, Dr. Amelio has served on the board of governors of the Electronics Industries Association and been a member of the executive committee of the Business and Higher Education Forum. He also serves on the boards of directors of AT&T Inc. (since 2001) and Galectin Therapeutics Inc. (formerly known as Pro-Pharmaceuticals, Inc.) (since 2009). The board has concluded that Dr. Amelio should serve as a director of the company because his public company board and executive leadership experience at some of the most ground-breaking companies in the technology industry during times of dramatic growth and change serves as a great asset as the company pursues the creation of significant advancements in the wireless space.

Steven T. Clontz, 61, has been a director of the company since April 1998 and was elected Chairman of the Board in January 2010. In January 2010, Mr. Clontz joined Singapore Technologies Telemedia, a Singapore-registered private limited company that is an investor/operator in the telecommunications and media sectors, as Senior Executive Vice President for North America and Europe. From January 1999 through his retirement at the end of 2009, Mr. Clontz served as President and Chief Executive Officer of StarHub, Ltd., a Singapore-based, publicly traded telecommunications and media corporation providing a full range of services over fixed, mobile and cable TV networks. He continues to serve as a non-executive director of StarHub and has served on the boards of directors of Equinix, Inc. since April 2005 and Level 3 Communications, Inc. since April 2012. Mr. Clontz previously served on the board of directors of eircom Limited, from 2010 to December 2011, and the executive committee of the board of directors of Global Crossing Limited, from 2004 to October 2011. The board has concluded that Mr. Clontz should serve as a director of the company because he is a global telecommunications industry leader with significant industry-specific public company board and executive leadership experience whose deep knowledge of the wireless markets brings valuable insight that is needed to evolve and execute the company’s strategy.

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Edward B. Kamins, 63, has been a director of the company since December 2003. Mr. Kamins is the principal member of UpFront Advisors, a business consulting services firm he founded in March 2009. From July 1999 until his retirement in February 2009, Mr. Kamins served as Corporate Senior Vice President of Avnet, Inc., one of the world’s largest global distributors of electronic components, enterprise computing and embedded subsystems. Mr. Kamins served as Chief Information Officer of Avnet beginning in July 2004 and accepted the newly created post of Chief Operational Excellence Officer in July 2006. He joined Avnet in 1996 as Senior Vice President of Business Development for Avnet Computer Marketing and founded and served as Group President of Avnet Applied Computing, a customized computer solutions business that grew to $1.6 billion in global revenues. Prior to that, his sixteen-year career with Digital Equipment culminated with the position of Vice President of Channels, with responsibility for a $1.5 billion revenue-generating North American channels business. The board has concluded that Mr. Kamins should serve as a director of the company because, as a long-time senior operational executive with forty years of experience in the high technology industry, he contributes valuable advice regarding the company’s challenges and opportunities.

John A. Kritzmacher, 51, has been a director of the company since June 2009. Mr. Kritzmacher served as Executive Vice President and Chief Financial Officer of Global Crossing Limited, a global provider of IP-based telecommunications solutions from October 2008 to October 2011, when Global Crossing was acquired by Level 3 Communications, Inc. Previously, Mr. Kritzmacher rose through a variety of positions with increasing responsibility, including Senior Vice President and Corporate Controller, during his 10 years at Lucent Technologies, a provider of telecommunications systems and services, to become Chief Financial Officer in 2006. After playing a leading role in the planning and execution of Lucent’s merger with Alcatel in 2006, Mr. Kritzmacher became Chief Operating Officer of the Services Business Group at Alcatel-Lucent until joining Global Crossing in 2008. In September 2011, Mr. Kritzmacher joined the board of directors of Duff & Phelps Corporation. The board has concluded that Mr. Kritzmacher should serve as a director of the company because he is a veteran of the telecommunications and high technology industries with extensive operational and leadership experience and financial expertise. As such, Mr. Kritzmacher contributes valuable advice and guidance, especially with respect to complex financial and accounting issues, and serves as the board’s audit committee financial expert.

William J. Merritt, 53, has been a director of the company since May 2005. He has also served as President and Chief Executive Officer of the company since May 2005 and as President and Chief Executive Officer of InterDigital Communications, LLC, a wholly owned subsidiary of the company, since its formation in July 2007. Mr. Merritt served as General Patent Counsel of the company from July 2001 to May 2005 and as President of InterDigital Technology Corporation, a wholly owned patent licensing subsidiary of the company, from July 2001 to January 2008. The board has concluded that Mr. Merritt should serve as a director of the company because, in his current and former roles, Mr. Merritt has played a vital role in managing the company’s intellectual property assets and overseeing the growth of its patent licensing business. He also possesses tremendous knowledge about the company from short- and long-term strategic perspectives and from a day-to-day operational perspective and serves as a conduit between the board and management while overseeing management’s efforts to realize the board’s strategic goals.

Jean F. Rankin, 53, has been a director of the company since June 2010. Ms. Rankin has served as Executive Vice President, General Counsel and Secretary at LSI Corporation, a leading provider of innovative silicon, systems and software technologies for the global storage and networking markets, since 2007. In this role, she serves LSI and its board of directors as Corporate Secretary, in addition to managing the company’s legal, intellectual property licensing and stock administration organizations. Ms. Rankin joined LSI in 2007 as part of the merger with Agere Systems, where she served as Executive Vice President, General Counsel and Secretary from 2000 to 2007. Prior to joining Agere in 2000, Ms. Rankin was responsible for corporate governance and corporate center legal support at Lucent Technologies, including mergers and acquisitions, securities laws, labor and employment, public relations, ERISA, investor relations and treasury. She also supervised legal support for Lucent’s microelectronics business. The board has concluded that Ms. Rankin should serve as a director of the company because she has extensive experience and expertise in matters involving intellectual property licensing, the company’s core business, and her current and former roles as chief legal officer and corporate secretary at other publicly traded companies enable her to contribute legal expertise and advice as to best practices in corporate governance.

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Vote Required and Board Recommendation

Director nominees receiving the affirmative vote of the majority of votes cast for him or her will be elected to serve as directors for the next year and until his or her successor is elected and qualified. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

EACH OF THE NOMINEES.

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Who are the remaining directors?

Continuing directors with terms expiring at the 2013 annual meeting

Jeffrey K. Belk, 49, has been a director of the company since March 2010. Since 2008 he has served as Managing Director of ICT168 Capital, LLC, which is focused on developing and guiding global growth opportunities in the information and communications technologies space. Formerly, Mr. Belk spent almost 14 years at Qualcomm Incorporated, a developer and provider of digital wireless communications products and services, where, from 2006 until his departure in early 2008, he was Qualcomm’s Senior Vice President of Strategy and Market Development, focused on examining changes in the wireless ecosystem and formulating approaches to help accelerate mobile broadband adoption and growth. From 2000 through 2006, Mr. Belk served as Qualcomm’s Senior Vice President, Global Marketing, leading a team responsible for all facets of the company’s corporate messaging, communications and marketing worldwide. He currently serves on the boards of directors of Peregrine Semiconductor Corp. (since 2008) and the Wireless-Life Sciences Alliance. The board has concluded that Mr. Belk should serve as a director of the company because his extensive industry-specific experience in strategy and marketing makes him a valuable resource and provides him with unique insights on the challenges and opportunities facing the company in the wireless markets.

Robert S. Roath, 69, has been a director of the company since May 1997. He served as Senior Vice President and Chief Financial Officer of RJR Nabisco, Inc. before his retirement in 1997. Mr. Roath is a long-time senior strategic and financial executive with diversified corporate and operating experience with various global companies, including Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse. He has been a director of Standard Parking Corporation since its initial public offering in May 2004 and became its chairman of the board in October 2009. Mr. Roath also serves as chairman of Standard Parking’s compensation committee. The board has concluded that Mr. Roath should serve as a director of the company because his achievements as an executive in operations, finance, strategy formulation, business development and mergers and acquisitions allow him to provide valuable guidance, especially with respect to the major financial policies and decisions of the company and the analysis of the business challenges and opportunities facing the company.

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Advisory Resolution to Approve Executive Compensation

(Proposal 2)

Description

We are asking shareholders to vote on an advisory resolution to approve the company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the compensation committee has structured our executive compensation program to attract, retain and motivate talented individuals who will drive the successful execution of the company’s strategic plan. We motivate our executives primarily by “paying for performance,” or rewarding the accomplishment of individual performance and corporate goals through the use of performance-based compensation. As discussed in “Compensation Discussion and Analysis,” individual performance and the achievement of corporate goals determine the compensation paid to our executives under our short-term incentive plan and the long-term incentive plan component of our long-term compensation program.

Our executive compensation programs have a number of features designed to promote these objectives, and, in 2010, the compensation committee took a number of actions to strengthen the company’s “pay for performance” philosophy by increasing the company’s use of performance-based compensation relative to time-based compensation.

We urge shareholders to read the “Compensation Discussion and Analysis” below, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative below, which provide detailed information on the compensation of our named executive officers. The compensation committee and the board of directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

The board of directors has adopted a policy providing for an annual advisory resolution to approve executive compensation. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2012 annual meeting of shareholders:

RESOLVED, that the shareholders of InterDigital, Inc. (the “company”) approve, on an advisory basis, the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the company’s 2012 annual meeting of shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the board of directors. Although non-binding, the board and the compensation committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the board modifies its policy on the frequency of future “say on pay” votes, the next “say on pay” vote will be held at the 2013 annual meeting of shareholders.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast is required to approve this advisory resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

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Ratification of Appointment of

Independent Registered Public Accounting Firm

(Proposal 3)

Description

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the company’s independent registered public accounting firm for the year ending December 31, 2012. PwC has served as the independent registered public accounting firm of the company since 2002.

Although ratification of the appointment of PwC is not legally required, the board is asking the shareholders to ratify the appointment as a matter of good corporate governance. If the shareholders do not ratify the appointment, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm in future years. Even if the shareholders ratify the appointment, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.

Representatives from PwC are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

Aggregate fees for professional services delivered by PricewaterhouseCoopers LLP (“PwC”), the company’s independent registered public accounting firm, for the fiscal years ended December 31, 2011 and 2010 were as follows:

	2011	2010
Type of Fees
Audit Fees(1)	$575,000	$575,000
Audit-Related Fees(2)	$240,000	$—
Tax Fees(3)	$210,000	$135,000
All Other Fees(4)	$1,500	$1,500
Total	$1,026,500	$711,500

(1)	Audit Fees consist of the aggregate fees billed by PwC for the above fiscal years for professional services rendered by PwC for the integrated audit of the company’s consolidated financial statements and the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, for review of the company’s interim consolidated quarterly financial statements included in the company’s quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with regulatory filings or engagements for the above fiscal years.

(2)	Audit-Related Fees consist of the aggregate fees billed by PwC for 2011 for assurance and related services by PwC that were reasonably related to the performance of the audit or review of the company’s financial statements and are not reported above under the caption “Audit Fees,” and relate primarily to comfort letter and other procedures related to the company’s 2011 offering of senior convertible notes and consultation concerning financial accounting and reporting standards.

(3)	Tax Fees consist of the aggregate fees billed by PwC for the above fiscal years related to a foreign tax study and other technical advice related to foreign tax matters.

(4)	All Other Fees consist of the aggregate fees billed by PwC for the above fiscal years for certain accounting research software purchased by the company from PwC.

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Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee has adopted a policy that requires the committee to pre-approve all audit and non-audit services to be performed by the company’s independent registered public accounting firm. Unless a service falls within a category of services that the audit committee already has pre-approved, an engagement to provide the service requires specific pre-approval by the audit committee. Also, proposed services exceeding pre-approved cost levels require specific pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the company’s independent registered public accounting firm are evaluated by grouping the services and associated fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services for the following year are discussed and pre-approved by the audit committee, generally at a meeting or meetings that take place during the October through December time period. In order to render approval, the audit committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided.

The audit committee has delegated pre-approval authority to its chairman for cases where services must be expedited. In cases where the audit committee chairman pre-approves a service provided by the independent registered public accounting firm, the chairman is required to report the pre-approval decisions to the audit committee at its next scheduled meeting. The company’s management periodically provides the audit committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of any additional services anticipated during the year.

All of the services performed by PwC related to fees disclosed above were pre-approved by the audit committee.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast at the annual meeting is required to ratify the appointment of PwC as the company’s independent registered public accounting firm for the year ending December 31, 2012.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2012.

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REPORT OF THE AUDIT COMMITTEE

As more fully described in our charter, the audit committee oversees the company’s financial reporting processes on behalf of the board. In fulfilling our oversight responsibilities, the audit committee has reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2011, including a discussion of the acceptability and appropriateness of significant accounting principles and management’s assessment of the effectiveness of the company’s internal control over financial reporting. Management has represented to us that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and considered appropriate in the circumstances to present fairly the company’s financial position, results of operations and cash flows. The audit committee has also reviewed and discussed with PwC, the company’s independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

The audit committee has also received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the accountant’s communications with the audit committee concerning independence and has discussed with PwC their independence.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, we recommended to the board that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2011 for filing with the SEC, and we retained PwC as the company’s independent registered public accounting firm for the year ending December 31, 2012.

AUDIT COMMITTEE:

Edward B. Kamins, Chairman

John A. Kritzmacher

Jean F. Rankin

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EXECUTIVE OFFICERS

Set forth below is certain information concerning our executive officers as of March 31, 2012:

Name	Age	Position
William J. Merritt	53	President and Chief Executive Officer
Scott A. McQuilkin	57	Chief Financial Officer
Richard J. Brezski	39	Vice President, Controller and Treasurer and Chief Accounting Officer
Gary D. Isaacs	52	Chief Administrative Officer
Mark A. Lemmo	54	Executive Vice President, Corporate Development
James J. Nolan	51	Executive Vice President, Research and Development
Janet M. Point	53	Executive Vice President, Investor Relations
Allen A. Proithis	47	Vice President, Business Development and Strategic Solutions
Lawrence F. Shay	53	Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel
Naresh H. Soni	53	Chief Technology Officer
Steven W. Sprecher	56	General Counsel and Secretary

There are no family relationships among the individuals serving as our directors or executive officers. Set forth below are the name, office and position held with our company and principal occupations and employment of each of our executive officers. Biographical information on Mr. Merritt is discussed under the caption “Election of Directors” above.

Richard J. Brezski is InterDigital’s Vice President, Controller and Treasurer and Chief Accounting Officer, responsible for the company’s internal and external financial reporting and analysis and tax, treasury and purchasing functions. Mr. Brezski joined the company as Director and Controller in May 2003. Mr. Brezski was promoted to Senior Director in July 2006 and in January 2007 was appointed Chief Accounting Officer. In January 2009, Mr. Brezski was promoted to Vice President, Controller and Chief Accounting Officer, and in March 2011 he was appointed Treasurer. Prior to joining InterDigital, Mr. Brezski served as an audit manager for PwC in its technology, information, communications and entertainment practice, where he provided business advisory and auditing services to product and service companies in the electronics, software and technology industries. Mr. Brezski earned a Bachelor of Science in Accountancy from Villanova University and an Executive Master of Business Administration from Hofstra University.

Gary D. Isaacs is InterDigital’s Chief Administrative Officer, responsible for overseeing human resources, information systems technology and corporate services across all company locations. Mr. Isaacs joined InterDigital as Director of Human Resources in September 1998, after spending three years at RCN Corporation, a telecommunications company, where he was Vice President, Human Resources. He was promoted to Vice President of Human Resources of InterDigital in April 1999 and named Chief Administrative Officer in February 2007. Mr. Isaacs attended college at The University of Manchester in England as part of a select international communications program prior to graduating with a Bachelor of Arts in Journalism from Pennsylvania State University.

Mark A. Lemmo is InterDigital’s Executive Vice President, Corporate Development, responsible for managing corporate initiatives through strategic investments and acquisitions that align with the company’s technology roadmap. Mr. Lemmo has been with the company since 1987 and has led the establishment and growth of a number of key strategic relationships. Mr. Lemmo held the position of Executive Vice President, Business Development and Product Management, from April 2000 to April 2009. Mr. Lemmo was named Executive Vice President, Corporate Development, in April 2009, in connection with the company’s decision to expand its technology development and licensing business and realign its SlimChip business. In March 2011, his title was revised to Executive Vice President, Corporate and Business Development, without a change in responsibilities. In March 2012, Mr. Lemmo’s title was revised to Executive Vice President, Corporate

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Development, reflecting a change in responsibilities to the primary focus of corporate development activities. Mr. Lemmo earned a Bachelor of Science in Electrical Engineering and a Bachelor of Arts in Psychology and Liberal Arts from Temple University.

Scott A. McQuilkin is the company’s Chief Financial Officer, responsible for overseeing the organization’s financial planning, accounting practices, corporate development and capital markets efforts. Mr. McQuilkin joined the company in July 2007. Mr. McQuilkin served as Chief Financial Officer for GHR Systems, Inc., a provider of lending technologies and related support services, from February 2000 to August 2006, when GHR Systems was acquired by Metavante Corporation, a provider of banking and payment technology solutions and a wholly owned subsidiary of Marshall & Ilsley Corporation, a diversified financial services company. GHR Systems became a subsidiary of Metavante Corporation known as Metavante Lending Solutions, a high growth technology firm providing business process automation to the financial services industry. Until joining InterDigital in 2007, Mr. McQuilkin served as Chief Financial Officer of Metavante Lending Solutions, where he was responsible for all financial activities, including accounting, budgeting/forecasting, capital planning, cash management, strategic planning, mergers and acquisitions, tax, purchasing and payables. Mr. McQuilkin earned a Master of Business Administration from The Wharton School and a Bachelor of Science from Pennsylvania State University.

James J. Nolan is InterDigital’s Executive Vice President, Research and Development, responsible for directing the development of advanced wireless technologies, including the incubation of advanced wireless communications solutions and the evolution of standards-based technologies, and the company’s participation in wireless standards bodies. Since joining the company in 1996, Mr. Nolan has held a variety of engineering and management positions, including serving as the company’s senior engineering officer since May 2006. In February 2007, Mr. Nolan’s title was revised to Executive Vice President, Engineering, without a change in responsibilities. Prior to leading the company’s engineering organization, he led technology and product development of modems, protocol software and radio designs for multiple wireless standards. Mr. Nolan was named Executive Vice President, Research and Development, in April 2009, in connection with the company’s decision to expand its technology development and licensing business and realign its SlimChip business. Mr. Nolan earned a Bachelor of Science in Electrical Engineering from the State University of New York at Buffalo, a Master of Science in Electrical Engineering from Polytechnic University and an Executive Master of Business Administration from Hofstra University.

Janet M. Point is InterDigital’s Executive Vice President, Investor Relations, responsible for managing the company’s relationship with the investment community. Ms. Point joined the company in January 2000 as Director of Investor Relations to manage and build the company’s relationship with the institutional and individual investment communities. In January 2006, she was promoted to senior communications officer for the company, responsible for corporate communications, investor relations and marketing, and in February 2007 Ms. Point’s title was revised to Executive Vice President, Communications and Investor Relations, without a change in responsibilities. In March 2012, Ms. Point’s title was revised to Executive Vice President, Investor Relations, reflecting a change in her responsibilities to the primary focus of investor relations. Prior to joining InterDigital, she spent five years as Vice President of Investor Relations at Advanta Corporation, a specialty finance corporation. Ms. Point received her Master of Business Administration from the University of Michigan and her Bachelor of Arts in Economics and English from the University of Virginia.

Allen A. Proithis joined the company as Vice President, Business Development and Strategic Solutions in March 2012. He is responsible for establishing and developing strategic business relationships and identifying potential new business opportunities. Prior to joining the company, Mr. Proithis was at TE Connectivity Ltd., a global designer and manufacturer of products that connect and protect the flow of power and data inside products, from January 2011 to October 2011 where he served as Senior Director – Strategy & Business Development, Consumer Devices division, covering the mobile, consumer electronics and PC industries. While at TE, Mr. Proithis led a global team dedicated to strategy, mergers and acquisitions and strategic marketing, and was responsible for identifying new markets, channels and growth opportunities from product idea creation to execution. Before joining TE, Mr. Proithis was the Head of Strategy & Business Development for the Handheld business unit at Hewlett-Packard Company, a technology company with a portfolio that spans printing, personal computing, software, services and IT infrastructure, from 2008 to January 2011. In this role, he drove all strategic

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initiatives for devices, software and services. Mr. Proithis had previously been the Director of Business Development in HP’s Personal Systems Group from 2007 to 2008, during which time he was responsible for building a partnership program with major telecommunications companies. Prior to joining HP in 2004, Mr. Proithis was a Vice President with HB Associates, an executive search and management consulting firm. Earlier in his career, Mr. Proithis held a variety of management, sales and consulting roles at Computer Sciences Corporation, Convergys and Electronic Data Systems. Mr. Proithis earned a Bachelor’s degree in Telecommunications from Pennsylvania State University.

Lawrence F. Shay is the company’s Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel and President of InterDigital’s patent holding subsidiaries. Mr. Shay is responsible for overseeing all activities pertaining to InterDigital’s patent licensing business, including managing the company’s intellectual property assets, negotiating and administering license agreements and supervising litigation relating to intellectual property rights. He joined InterDigital in November 2001 as Chief Legal Officer and served as Corporate Secretary from November 2001 to September 2004. In February 2007, Mr. Shay’s title was revised to Chief Legal and Government Affairs Officer, without a change in responsibilities. Mr. Shay was appointed to his current position in January 2008. He previously served as General Counsel of U.S. Interactive, Inc., a multinational, publicly held Internet professional services corporation. From 1985 until 1999, Mr. Shay practiced corporate law with Dilworth Paxson LLP, a major Philadelphia law firm. Mr. Shay earned his Juris Doctor, with honors, from the Temple University School of Law and is a magna cum laude graduate of Saint Joseph’s University, where he earned a Bachelor of Arts in Economics.

Naresh H. Soni joined the company as Vice President, Strategic Engineering, in July 2009 and was promoted to Chief Technology Officer in December 2009. He is responsible for the company’s technology strategy and roadmap, new technology incubation, university and industry relationships and providing guidance on merger and acquisition opportunities. Prior to joining the company, in August 2008 Mr. Soni founded Exemplar Technologies, a consulting firm that provides innovative services and product development strategies to clients, and served as its Chief Executive Officer until June 2009. Previously, he served as Chief Technology Officer for Streamezzo, a venture-funded provider of interactive rich media solutions for some of the world’s leading handset manufacturers and wireless operators, from December 2006 to July 2008, where he was responsible for Streamezzo’s technology strategy, technology and product roadmap, product development, standards and research consortium relationships and providing guidance on merger and acquisition opportunities. Prior to that, he was Vice President of the Computing Architecture Research Lab at Nokia, Inc., a mobile technology company, from 2005 to 2006. Mr. Soni earned his Master of Science in Computer Engineering from the University of Texas, Austin, and a Bachelor of Science in Electrical Engineering from the University of Mumbai.

Steven W. Sprecher is InterDigital’s General Counsel and Secretary, responsible for overseeing all activities pertaining to the company’s legal and regulatory compliance issues. Mr. Sprecher joined the company in September 2007 as Deputy General Counsel, and he was promoted to General Counsel and Government Affairs Officer in March 2008. In September 2008, Mr. Sprecher was also appointed Secretary of the company. He previously served as Vice President, Legal, at Mindspeed Technologies, a semiconductor manufacturer, from April 2004 to August 2007, where he was responsible for managing all legal matters at the company, including the patent department. Before joining Mindspeed, he was Associate General Counsel for Business at Conexant Systems, Inc. (formerly known as Rockwell Semiconductor Systems, Inc.), a semiconductor manufacturer, from December 1999 to June 2003. Prior to his role at Conexant, Mr. Sprecher was Of Counsel at Gibson, Dunn & Crutcher LLP, a global law firm. Mr. Sprecher earned his Juris Doctor and Master of Business Administration from the University of California, Los Angeles, and a Bachelor of Science in Physics from the United States Naval Academy.

The company’s executive officers are appointed to the offices set forth above to hold office until their successors are duly elected and qualified. Each executive officer is also an officer, with the same titles, of InterDigital Communications, LLC, a wholly owned subsidiary of the company.

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EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on its review and discussions, has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Gilbert F. Amelio, Chairman

Edward B. Kamins

Jean F. Rankin

Compensation Discussion and Analysis

This Compensation Discussion and Analysis covers all material elements of the compensation awarded to, earned by or paid to the company’s executive officers named in the Summary Compensation Table that follows (the “named executive officers”), focusing on the principles underlying the company’s executive compensation policies and decisions. In this Compensation Discussion and Analysis, the term “compensation committee” refers to the compensation committee of the board of directors, and the terms “we” and “our” refer to the company.

Executive Summary

Compensation Objectives and Philosophy

The compensation and benefits provided to the company’s executives generally have as their primary purpose the attraction, retention and motivation of talented individuals who will drive the successful execution of the company’s strategic plan. Specifically, we:

•	Attract talented leaders to serve as executive officers of the company by setting executive compensation amounts and program targets at competitive levels for comparable roles in the marketplace;

•	Retain our executives by providing a balanced mix of current and long-term compensation; and

•

Motivate our executives by “paying for performance,” or rewarding individual performance and the accomplishment of corporate goals, as determined by the compensation committee, through the use of performance-based compensation.

Elements of Compensation

The elements of our executive compensation reflect a mix of current and long-term, cash and equity and time- and performance-based compensation. For 2011, the material elements of each executive’s compensation included:

•	Base salary;

•	Short-term incentive plan (“STIP”) award, paid in cash;

•	Long-term compensation program (“LTCP”) awards, which include time- and performance-based equity vehicles; and

•	401(k) matching contributions.

Fiscal 2011 Company Performance and Impact on Compensation

The company delivered a solid performance in 2011. Although the company’s total revenue decreased to $301.7 million, a decrease of $92.8 million, or 24%, from the prior year, the company ended 2011 with a strong cash balance of $678 million, due in part to the company’s successful senior convertible note offering in April

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2011, and maintained a regular quarterly cash dividend in 2011. The decrease in revenue was primarily driven by a decrease in patent licensing royalties, due to the absence of fixed fee royalties from a large licensee whose agreement expired at the end of 2010 and a decrease in the amount of past sales revenue recognized in 2011 compared to 2010. These decreases were partially offset by an increase in per-unit royalties as a result of strong sales by licensees with concentrations in the smartphone market. We began 2011 with the intention to aggressively pursue new and renewed patent license agreements, which, if realized, could have generated additional patent licensing royalties. However, the strategic alternatives review process initiated by the board in July 2011 adversely affected the company’s ability to enter into such agreements. Despite this challenge, we continued to deliver on other components of our strategy by contributing our patented or patentable inventions into the various wireless standards and entering into joint research and development relationships with strategic partners to advance our new technologies.

Our executive compensation decisions for 2011 reflect our pay-for-performance philosophy and take into account both the solid business results and the challenges posed by the strategic alternatives review process outlined above. The compensation committee approved a payout level of 84% of target for the achievement of corporate performance goals under the 2011 STIP, which recognized the executives’ successes with respect to intellectual property rights (“IPR”) and technology development as well as their steady management of the company through the strategic alternatives review process during the second half of 2011, but also acknowledged the failure to add or renew a patent license agreement with a top-tier handset manufacturer. Similarly, the compensation committee approved a payout level of 31% of target for the 2009-2012 cycle under the LTCP. This payout level corresponded to a combined achievement level of 83% of the two corporate performance goals under the LTCP cycle: (i) generate a specified amount of free cash flow over the cycle period and (ii) have under license, at cycle-end, handset manufacturers representing a specified target percentage of the worldwide 3G handset market. Actual results with respect to the cash flow goal were above target, but actual results with respect to the market share goal were below target. The compensation committee believes that these compensation decisions appropriately rewarded the executives for the company’s overall performance in 2011 while recognizing the setback in the company’s goal to derive revenue from new and renewed patent license agreements with the world’s largest handset manufacturers.

Factors Considered in Setting Compensation Amounts and Targets

In establishing compensation amounts and program targets for executives, the compensation committee seeks to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, the compensation committee periodically reviews data on peer companies to gain perspective on the compensation levels and practices at these companies and to assess the relative competitiveness of the compensation paid to the company’s executives. The peer group data thus guides the compensation committee in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace. The compensation committee then takes into account other factors, such as the importance of each executive officer’s role to the company, individual performance, current market survey data, retention concerns and relevant compensation trends in the marketplace, in making its final compensation determinations.

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The compensation committee engaged Compensation Strategies, Inc. (“CSI”) to assist it with the process of identifying peer group companies and gathering information on their executive compensation levels and practices. As part of the most recent market review conducted by CSI at the compensation committee’s direction in June 2009, CSI identified a peer group for the company that included 20 companies from the technology/communications industry sector, including several companies with patent licensing businesses. The peer group companies had annual revenues in 2008 ranging approximately from $140 million to $1.1 billion, with median revenue of approximately $513 million, compared to InterDigital’s revenues of $228 million in 2008 ($302 million in 2011). The companies comprising the peer group were:

ADTRAN, Inc.	Avocent Corporation
Ciena Corporation	Comtech Telecommunications Corp.
DSP Group, Inc.	Harmonic Inc.
Infospace, Inc.	Openwave Systems Inc.
PMC-Sierra, Inc.	Polycom, Inc.
Powerwave Technologies, Inc.	Rambus Inc.
RF Micro Devices, Inc.	Rovi Corporation (f/k/a Macrovision Solutions Corporation)
Skyworks Solutions, Inc.	Sonus Networks, Inc.
Tekelec	Tessera Technologies, Inc.
TriQuint Semiconductor, Inc.	Viasat, Inc.

The compensation committee’s general practice is to target the company’s executive compensation amounts and opportunities at or near the median while considering other relevant factors, as discussed above, in order to attract and retain talented leaders to serve as executives of the company. In conducting its market review in 2009, CSI gathered available information about the levels and targets for the material compensation elements, and overall compensation, for comparable executive-level positions at the peer group companies and provided the compensation committee with this data. In 2010, CSI provided updated guidance to the compensation committee, including information on executive compensation trends generally. The compensation committee reviewed the peer group information and other information provided by CSI in connection with its compensation decisions for 2011. CSI did not provide any services to the company during 2011.

In March 2011, the compensation committee engaged Hay Group to replace CSI as the committee’s independent compensation consultant and directed Hay Group to consider the company’s compensation peer group companies and to conduct a market review of the company’s executive compensation programs. In September 2011, Hay Group presented to the committee its initial report on executive compensation, and in December 2011, Hay Group presented to the committee a second report on executive compensation, which included a proposed revised peer group and contained publicly available information about the levels and targets for base salary, short-term incentive compensation and long-term incentive compensation, and overall compensation, for comparable executive-level positions at such peer group companies. The compensation committee reviewed this data, in conjunction with considering other factors, in connection with its compensation decisions for 2012. Hay Group did not provide any services to the company during 2011 other than the executive compensation consulting services described above.

Factors Considered in Establishing Goals and Determining Payouts

In order to motivate executives to drive the execution of the company’s strategic plan and achieve specific organizational and financial results, the compensation committee has a “pay for performance” philosophy and uses performance-based compensation (such as the STIP and the LTCP) to reward individual performance and the accomplishment of corporate goals, as determined by the compensation committee. Corporate goals are generally structured to challenge and motivate executives, so that reasonable “stretch” performances would yield a payout at or about 100% of target.

In determining payouts to the named executive officers under the STIP and the LTCP, the compensation committee considers the company’s performance relative to the established corporate goals. In the case of the STIP, the compensation committee also considers the individual performance of the named executive officer. As

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more fully described below, 75% of an STIP award paid to an executive is based on the achievement of corporate goals, and the remaining 25% is based on individual performance. Under the current LTCP as more fully described below, 75% of an executive’s LTCP award is based on the achievement of corporate goals, and the remaining 25% consists of time-based RSUs. The compensation committee has, and from time to time may, exercise discretion and judgment as to the company’s achievement of one or more established goals and thereby adjust, upward or downward, payouts under the STIP or the LTCP.

Role of Executive Officers in Determining Executive Compensation

The compensation committee determines the composition, structure and amount of all executive officer compensation and has final authority with respect to these compensation decisions. As part of the annual performance and compensation review for executive officers other than the chief executive officer, the committee considers the chief executive officer’s assessment of the other executive officers’ individual performances, including the identification of major individual accomplishments and any other recommendations of the chief executive officer with respect to their compensation. The chief executive officer also reports to the compensation committee on the company’s achievement of objectively measurable goals established under performance-based programs and provides his assessment of the company’s performance with respect to subjectively measured goals. From time to time, the compensation committee receives information from other executive officers, such as the chief administrative officer and the general counsel, about matters such as compensation trends and changes in the law that could affect the company’s compensation programs.

Results from 2011 Shareholder Advisory Vote on Executive Compensation

At the 2011 annual meeting of shareholders, we held our first advisory vote to approve executive compensation, commonly known as “say on pay.” Over 93% of the votes cast approved the compensation of the company’s named executive officers as disclosed in our 2011 proxy statement. Although the vote was advisory, the compensation committee considered the voting results in evaluating our executive compensation programs and determined to maintain the objectives, specific components, design and implementation of the programs.

Current Compensation

Base Salary

Base salary is the fixed element of an executive’s current cash compensation, which the company chooses to pay because it affords each executive the baseline financial security necessary for the executive to focus on his or her day-to-day responsibilities. Base salaries for the executives are set at competitive levels to attract and retain highly qualified and talented leaders. The compensation committee reviews and approves base salaries for the executives annually and generally considers factors such as competitiveness with peer group data, the executive’s performance during the prior year, the importance of each executive’s role to the company and any change in the scope of the executive’s responsibilities within the company. In order to maintain market competitiveness, the compensation committee may also consider more current information in market data surveys relating to salaries paid to similarly situated executives and changes in the Consumer Price Index.

2011 salary adjustments for our named executive officers were based on consideration of each executive officer’s position, scope of responsibility and importance to the company and his performance during 2010, as well as a review of the peer group data and a comparison of each executive officer’s total compensation against that of the other executive officers. Salary increases for 2011 ranged from 2% to 10% for the named executive officers. Mr. Merritt received a salary increase of 10% due to his performance during 2010. Mr. Shay, who oversees the company’s patent licensing business, received a salary increase of 7%, to recognize the importance of his role to the company and his scope of responsibility. Mr. Nolan, who is responsible for the company’s research and development activities, received a salary increase of 5.5%, reflecting his performance during 2010. Mr. McQuilkin received a salary increase of 5%, in anticipation of the expansion of the scope of his responsibilities in 2011, including management of additional staff functions. Mr. Lemmo received a smaller salary increase of 2% to maintain a consistent correlation between his salary, that of the other executive officers and the importance of his role to the company.

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Short-Term Incentive Plan

The STIP is designed to reward the achievement of corporate goals and the individual accomplishments of the executives during each fiscal year. 75% of an STIP award paid to an executive is based on the achievement of corporate goals, and the remaining 25% is based on the individual performance of the executive. The targeted STIP award for each of the company’s executives is set as a percentage of annual base salary. For 2011, the targets were 80% of salary for Mr. Merritt, 55% of salary for Messrs. McQuilkin and Shay and 45% of salary for Messrs. Lemmo and Nolan. These target percentages were set at or near the median of the peer group data and are also intended to reflect the importance of each executive’s role to the company. In addition, the target percentages also reflected an increase of five percentage points over 2010, consistent with increases for all employees, as part of the compensation committee’s determination to increase the company’s use of performance-based compensation, such as the STIP, relative to time-based compensation.

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For 2011, the goals established by the compensation committee under the STIP involved securing additional patent licensees and revenue, furthering corporate development, limiting cash spending, enhancing the company’s intellectual property portfolio, engaging new customers or strategic partners to further the development of new wireless technologies, protecting the company’s business model and improving the company’s brand. The specific goals, and the relative weights assigned to each, were as follows:

2011 STIP Performance Goal	Description	Target Weight
Objectively Measurable Goals:		50%
Reported Revenue	Generate a specified dollar amount of normalized cash receipts to attain between 80% and 200% of the designated target weight percentage	(20)%
Top-tier handset manufacturer licensing	The number of top-tier handset manufacturers (defined as seven specified large handset manufacturers) licensed or renewed during the year corresponds to the attainment of 0% to 200% of the designated target weight percentage	(15)%
Customer/partner engagement for new technology development	The number of meaningful joint research and development or licensing arrangements for new wireless technologies entered into with strategic partners or customers corresponds to the attainment of 0% to 200% of the designated target weight percentage	(5)%
IPR creation	Generate or identify certain numbers of patented or patentable contributions and gain acceptance of such inventions into approved and proposed wireless standards to attain the designated target weight percentage	(5)%
Cash spending	Excluding certain specified costs, hold cash spending below specified dollar amount to attain between 0% and 150% of the designated target weight percentage	(5)%
Subjectively Measured Goals:		50%
Business model protection	Maintain active and effective lobbying effort regarding patent reform to attain the designated target weight percentage	(5)%
Branding	Implement comprehensive program to further improve the company’s brand to attain the designated target weight percentage	(10)%
Corporate Development	Build deep pipeline of corporate development transactions and close on a certain number of transactions to attain the designated target weight percentage	(10)%
Compensation committee discretion	At the compensation committee’s sole discretion after considering the company’s overall performance during 2011, which corresponds to the attainment of the designated target weight percentage	(25)%
TOTAL		100%

The annual corporate goals are generally structured to challenge and motivate executives, so that reasonable “stretch” performances would collectively yield a payout at or about 100% of target. The payout under the portion of an STIP award attributable to corporate performance may range from 0% to 200% of the targeted

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amount for such portion. Historically, the company has posted performance results that collectively yielded payout levels of 84% with respect to the 2010 annual corporate goals, 75% with respect to the 2009 annual corporate goals, 100% with respect to the 2008 annual corporate goals, 83% with respect to the 2007 annual corporate goals and 52.5% with respect to the 2006 annual corporate goals. At the end of 2011, the chief executive officer reported to the compensation committee on the company’s achievement of the objectively measurable goals and provided his assessment of the company’s performance with respect to the subjectively measured goals for the year. The company’s results with respect to the following goals were at or above target: customer/partner engagement for new technology development, IPR creation, cash spending, business model protection and branding, but the results with respect to the revenue, licensing and corporate development goals were below target. The compensation committee considered the chief executive officer’s report and assessment, noting that, although the company had failed to meet its objectives regarding the entry into new or renewed license agreements with top-tier handset manufacturers, the generation of cash receipts and the development and consummation of corporate development transactions, the company’s ability to achieve these goals had been adversely affected by the strategic alternatives review process in the second half of the year. Following consideration of the performance results, the compensation committee, exercising its discretion, determined that the company achieved, in the aggregate, 84% of the 2011 annual corporate goals, corresponding to a payout level of 84% of target.

In determining the STIP award to the chief executive officer for 2011, the compensation committee considered the recommendation of the chairman of the board, who is the primary liaison between the chief executive officer and the full board of directors, and reviewed the individual performance of the chief executive officer in 2011. For the other named executive officers, the compensation committee reviewed the performance assessments provided by the chief executive officer and also considered its own direct interactions with each named executive officer. As noted above, 75% of an STIP award paid to a named executive officer is based on the achievement of corporate goals, and the remaining 25% is based on individual performance. The payout under the portion of an STIP award attributable to individual performance may range from 0% to 150% of the targeted amount for such portion, depending upon the individual’s performance assessment. The STIP awards for 2011 paid to the named executive officers in 2012 were entirely in cash. The Grants of Plan-Based Awards Table below reports the target and maximum potential bonus amounts for each named executive officer for 2011 under the STIP, and the Summary Compensation Table below reports the amounts actually earned by the named executive officers for 2011 under the STIP.

Savings and Protection (401(k)) Plan

The company’s Savings and Protection Plan (“401(k) Plan”) is a tax-qualified retirement savings plan pursuant to which employees, including executives, are able to contribute the lesser of 100% of their annual base salary or the annual limit prescribed by the Internal Revenue Service (“IRS”) on a pre-tax basis. The company provides a 50% matching contribution on the first 6% of an employee’s salary contributed to the 401(k) plan, up to the cap mandated by the IRS. The company offers this benefit to encourage employees to save for retirement and to provide a tax-advantaged means for doing so.

Long-Term Compensation

The LTCP, which consists of both time-based and performance-based compensation, is designed to enhance retention efforts by incentivizing executives to remain with the company to drive the company’s long-term strategic plan. The performance-based components of the LTCP also motivate manager-level participants, including executives, by rewarding the accomplishment of long-term corporate goals, as determined by the compensation committee.

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The LTCP generally consists of overlapping three-year cycles that start on January 1st of each year. The following chart illustrates the periods of each cycle that has commenced on or after January 1, 2009 under the LTCP:

	2009	2010	2011	2012	2013	2014
RSU Cycle 4 (2009-2012)
Cycle 5 (2010-2013)
Cycle 6 (2011-2014)
Cycle 7 (2012-2015)

In late 2010, the compensation committee approved certain changes to the structure of the LTCP in order to provide the compensation committee with flexibility to adapt to changing market compensation practices and minimize the erratic accounting expense patterns for the company that resulted from the previous structure. Effective beginning with the 2010-2013 cycle, all manager-level LTCP participants, including executives, receive a portion of their LTCP participation in the form of time-based RSUs. The remainder of their LTCP participation consists of performance-based awards granted under the long-term incentive plan (“LTIP”) component of the LTCP, as more fully described below.

Each LTCP participant’s target award for each cycle is established as a percentage of his or her base salary. Participants may earn a pro-rata portion of their awards under the LTCP in the event of death, disability or retirement or if the company terminates their employment without cause. Participants also may earn their full awards in the event of a change in control of the company, as defined under the LTCP.

Cycle 6 (2011-2014)

For the cycle that began on January 1, 2011 and runs to January 1, 2014 (“Cycle 6”), each named executive officer received 25% of his LTCP participation in the form of time-based RSUs that vest in full on the third anniversary of the grant date, or at the end of the cycle. Unvested time-based RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the awards vest. The remaining 75% of his LTCP participation for the cycle consists of an LTIP award paid based on the company’s achievement during the cycle period of a pre-approved goal established by the compensation committee.

The percentages of January 1, 2011 base salaries used to calculate the LTCP awards to the named executive officers under Cycle 6 were as follows. Such percentages are intended to reflect the relative influence and importance of each named executive officer’s role within the company. In addition, effective January 1, 2011, the compensation committee increased Mr. Merritt’s LTCP target percentage from 120% to 125% after consulting the peer group data and in order to maintain competitiveness with respect to compensation for comparable roles in the marketplace. Following the adjustment, Mr. Merritt’s target long-term incentive compensation was closer to the median of the target long-term incentive compensation of CEOs in the peer group.

Named Executive Officer	Percentage of Base Salary
William J. Merritt	125%
Scott A. McQuilkin	100%
Mark A. Lemmo	90%
James J. Nolan	90%
Lawrence F. Shay	100%

The objectives underlying the goal established for the LTIP awards under Cycle 6 are to drive the company’s strategic plan and complement the annual STIP performance goals for each of the three years covered by the cycle. The goal associated with Cycle 6 is to generate a specified amount of free cash flow over the period of the cycle.

The 2011-2014 Cycle goal is designed to challenge and motivate management to achieve a result that yields a payout at or about 100% of target for the LTIP component of the LTCP. 100% achievement of the corporate goal results in a 100% payout of the associated target amounts. For each 1% change above or below 100% achievement, the actual award amount is adjusted by 2.5 percentage points, with a threshold payout of 50% of

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target and a maximum payout of 200% of target. Accordingly, for performance that falls below 80% achievement, no payout would occur under the LTIP awards. Historically, the company has achieved results that yielded payouts at 31% of target (for RSU Cycle 4), 86% of target (for Cash Cycle 3, which ran from January 1, 2008 through December 31, 2010), 20% of target (for RSU Cycle 2, which ran from January 1, 2005 to January 1, 2008), 175% of target (for Cash Cycle 2a, which ran from July 1, 2005 through December 31, 2008), 50% of target (for Cash Cycle 2, which ran from January 1, 2005 through June 30, 2005) and 102.5% of target (for Cash Cycle 1, which ran from April 1, 2004 to January 1, 2006), or no payout at all (for RSU Cycle 3, which ran from January 1, 2007 to January 1, 2010). The LTIP awards granted under Cycle 6 may be paid out, at the compensation committee’s sole discretion at the end of the cycle, in the form of cash, company common or restricted stock or stock options or any combination thereof. This flexibility helps to enhance the compensation committee’s capabilities to adapt to changing market compensation practices and minimize erratic accounting expense patterns for the company.

Cycle 5 (2010-2013)

For the cycle that began on January 1, 2010 and runs to January 1, 2013 (“Cycle 5”), each named executive officer received 25% of his LTCP participation in the form of time-based RSUs that vest in full on the third anniversary of the grant date, or at the end of the cycle. Unvested time-based RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the awards vest. The remaining 75% of his LTCP participation for Cycle 5 consists of an LTIP award paid based on the company’s achievement during the cycle period of a pre-approved goal established by the compensation committee.

The percentages of January 1, 2010 base salaries used to calculate the LTCP awards to the named executive officers under Cycle 5 were as follows. Such percentages are intended to reflect the relative influence and importance of each named executive officer’s role within the company.

Named Executive Officer	Percentage of Base Salary
William J. Merritt	120%
Scott A. McQuilkin	100%
Mark A. Lemmo	90%
James J. Nolan	90%
Lawrence F. Shay	100%

The objectives underlying the goal established for the LTIP awards under Cycle 5 are to drive the company’s strategic plan and complement the annual STIP performance goals for each of the three years covered by the cycle. The goal associated with Cycle 5 is to generate a specified amount of free cash flow over the period of the cycle.

The 2010-2013 Cycle goal is designed to challenge and motivate management to achieve a result that yields a payout at or about 100% of target for the LTIP component of the LTCP. 100% achievement of the corporate goal results in a 100% payout of the associated target amounts. For each 1% change above or below 100% achievement, the actual award amount is adjusted by 2.5 percentage points, with a threshold payout of 50% of target and a maximum payout of 200% of target. Accordingly, for performance that falls below 80% achievement, no payout would occur under the LTIP awards. Historically, the company has achieved results that yielded payouts at 31% of target (for RSU Cycle 4), 86% of target (for Cash Cycle 3, which ran from January 1, 2008 through December 31, 2010), 20% of target (for RSU Cycle 2, which ran from January 1, 2005 to January 1, 2008), 175% of target (for Cash Cycle 2a, which ran from July 1, 2005 through December 31, 2008), 50% of target (for Cash Cycle 2, which ran from January 1, 2005 through June 30, 2005) and 102.5% of target (for Cash Cycle 1, which ran from April 1, 2004 to January 1, 2006), or no payout at all (for RSU Cycle 3, which ran from January 1, 2007 to January 1, 2010). The LTIP awards granted under Cycle 5 may be paid out, at the compensation committee’s sole discretion at the end of the cycle, in the form of cash, company common or restricted stock or stock options or any combination thereof. This flexibility helps to enhance the compensation committee’s capabilities to adapt to changing market compensation practices and minimize the erratic accounting expense patterns for the company.

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RSU Cycle 4 (2009-2012)

For the cycle that began on January 1, 2009 and ran to January 1, 2012 (“RSU Cycle 4”), each named executive officer received 50% of his LTCP participation in the form of time-based RSUs that vested in full on the third anniversary of the grant date, or at the end of the cycle. The remaining 50% of his LTCP participation for RSU Cycle 4 consisted of performance-based RSUs that vested at the end of the cycle depending on the company’s achievement during the cycle period of pre-approved goals established by the compensation committee. Unvested time-based and performance-based RSUs accrue dividend equivalents, which were paid in the form of additional shares of stock at the time, and only to the extent, that the awards vested.

The percentages of January 1, 2009 base salaries used to calculate the LTCP awards to the named executive officers under RSU Cycle 4 were as follows.

Named Executive Officer	Percentage of Base Salary
William J. Merritt	120%
Scott A. McQuilkin	100%
Mark A. Lemmo	90%
James J. Nolan	90%
Lawrence F. Shay	100%

The objectives underlying the goals established for the performance-based RSUs granted under RSU Cycle 4 were to drive the company’s strategic plan and complement the annual STIP performance goals for each of the three years covered by the cycle. The goals associated with the performance-based RSUs granted under RSU Cycle 4 were to: (i) generate a specified amount of free cash flow over the cycle period and (ii) have under license, at cycle-end, handset manufacturers representing a specified target percentage of the worldwide 3G handset market.

The 2009-2012 Cycle goals were structured to challenge and motivate management to achieve results that collectively yield a payout at or about 100% of target. 100% achievement of the corporate goals set by the compensation committee would have resulted in a 100% payout of the associated target amounts. For each 1% change above or below 100% achievement, the actual award amount was adjusted by four percentage points, with a threshold payout of 20% of target and a maximum payout of 300% of target. After reviewing the company’s progress toward these goals as of December 31, 2011, the compensation committee determined the company’s aggregate goal achievement under RSU Cycle 4 to be 83% and authorized payouts of the performance-based RSU awards at the 31% level. The company’s results with respect to the cash flow goal were above target, but the results with respect to the market share goal were below target.

Grant Practices

RSU awards under the LTCP are typically granted on the first day of each cycle or, if the participant joined the company during the first two years of a cycle or was promoted during the first six months of a cycle, his or her date of hire or promotion, respectively. The terms and conditions of the LTCP provide that RSU grant values are calculated as a target percentage of the participant’s base salary at either the beginning of the cycle or the date of hire or promotion, as applicable. This amount is then divided by the fair market value of the company’s common stock on the grant date to determine the number of RSUs to be granted. For example, if a participant’s total target LTCP award value is equal to 90% of his or her base salary of $250,000 (i.e., $225,000), and 25% of that target award (i.e., $56,250) is in the form of time-based RSUs, and the closing fair market value of our common stock on the grant date is $30, the participant would automatically be granted 1,875 RSUs. The compensation committee believes that the procedures described above provide assurance that the grant timing does not take advantage of material nonpublic information.

From time to time, the compensation committee may, in its sole discretion, grant additional equity awards to executives, including the named executive officers, outside of the LTCP and the other compensation programs described above. In approving such awards, the compensation committee may consider the specific circumstances of the grantee, including, but not limited to, promotion, expansion of responsibilities, exceptional achievement recognition and retention concerns. The compensation committee did not grant any equity awards outside of the LTCP to the named executive officers in 2011.

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Impact of Tax Treatment

Section 162(m) of the Internal Revenue Code generally limits the company’s tax deduction for compensation paid to its chief executive officer and other named executive officers (other than the chief financial officer) to $1 million per person in any tax year. Qualified performance-based compensation is not subject to the deduction limit if specified requirements are met. The compensation committee has considered the effects of Section 162(m) when implementing compensation plans and taken into account whether preserving the tax deductibility of compensation paid to named executive officers could impair the operation and effectiveness of the company’s compensation programs. The compensation committee believes it is important to maintain flexibility to make adjustments to the company’s LTCP, despite the fact that certain amounts paid to executives in excess of $1 million may not be deductible.

Stock Ownership Guidelines

To align further the interests of our executives with those of our shareholders, the company has established executive stock ownership guidelines. The chief executive officer’s target ownership level is an amount of company common stock with a value of at least five times his current annual base salary. The other named executive officers are expected to own company stock with a value of at least a multiple of two (Messrs. Lemmo and Nolan) or three (Messrs. McQuilkin and Shay) times their current annual base salary. Qualifying stock includes shares of common stock held outright or through the company’s 401(k) plan, restricted stock and, on a pre-tax basis, unvested time-based RSUs. Any executive who has not reached or fails to maintain his or her target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until his or her guideline is met. An executive may not make any disposition of shares that results in his or her holdings falling below the target level without the express approval of the compensation committee. As of March 31, 2012, all of the named executive officers had reached their target ownership levels.

Prohibition Against Hedging Company Stock

The company’s insider trading policy prohibits directors, officers, employees and consultants of the company from engaging in any hedging transactions involving company stock.

Employment Agreements

The company has entered into employment agreements with each of the named executive officers that provide severance payments and benefits in the event of termination of employment under specified circumstances, including termination of the named executive officer’s employment within one year after a change of control of the company, as defined in the employment agreement. Severance payments and benefits provided under the employment agreements are used to attract and retain executives in a competitive industry that has experienced ongoing consolidation and to ease an individual’s transition in the event of an unexpected termination of employment due to changes in the company’s needs. Information regarding the nature and circumstances of payouts upon termination is provided below under the heading “Potential Payments upon Termination or Change in Control.”

Compensation-Related Risk Assessment

We have assessed our employee compensation policies and practices and determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, senior members of the company’s legal department considered all components of our compensation program and assessed any associated risks. In connection with the company’s ERM efforts, our performance-based compensation elements, such as the STIP and the performance-based LTIP awards under the LTCP, were identified by members of the company’s legal, human resources and corporate compliance departments as program features that could potentially lead to increased risk-taking by company executives or employees. Senior officers involved in the company’s ERM efforts, which include the director of corporate compliance, the general counsel and the chief administrative officer, then considered the various strategies and measures employed by the company that mitigate such risk, including: (i) the overall balance achieved through our use of a mix of cash and equity, annual and long-term incentives and time- and

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performance-based compensation; (ii) our use of multi-year vesting periods for equity grants; (iii) limits on the maximum goal achievement levels and overall payout amounts under the STIP and LTIP awards; (iv) the company’s adoption of and adherence to various compliance programs, including a code of ethics, a contract review and approval process and signature authority policy and a system of internal controls and procedures; and (v) the oversight exercised by the compensation committee over the performance metrics and results under the STIP and the LTCP. Based on the assessment described above, senior members of the company’s legal department concluded that any risks associated with our compensation policies and practices were not reasonably likely to have a material adverse effect on the company, and this conclusion was reviewed with the compensation committee.

Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by or paid to our named executive officers in the last three years. Our named executive officers include our chief executive officer, chief financial officer and our three other most highly compensated executive officers who were serving as executive officers of the company at December 31, 2011. Additional information regarding the items reflected in each column follows the table.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
William J. Merritt	2011	550,000	171,890	469,700	8,040	1,199,630
President and Chief	2010	500,000	175,720	926,500	8,040	1,610,260
Executive Officer	2009	500,000	737,500	323,438	11,715	1,572,653
Scott A. McQuilkin	2011	322,900	80,740	158,504	8,640	570,784
Chief Financial Officer	2010	307,500	266,268	366,894	8,640	949,302
	2009	307,500	472,500	128,765	12,315	921,080
Mark A. Lemmo	2011	322,900	72,662	124,235	7,293	527,090
Executive Vice President,	2010	316,500	96,934	373,162	8,040	794,636
Corporate Development	2009	316,500	312,350	102,863	11,715	743,428
James J. Nolan	2011	281,700	63,376	117,891	8,040	471,007
Executive Vice President,	2010	267,000	211,795	293,118	8,040	779,953
Research & Development	2009	267,000	350,300	90,780	11,475	719,555
Lawrence F. Shay	2011	351,900	87,985	175,159	8,040	623,084
Executive Vice President,	2010	328,900	233,944	458,533	8,040	1,029,417
Intellectual Property, and	2009	328,900	576,400	137,727	11,715	1,054,742
Chief Intellectual Property Counsel

(1)	Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for RSUs and restricted stock awards granted during the designated fiscal year. The assumptions used in valuing these awards are incorporated by reference to Notes 2 and 9 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2011. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our employees and directors is generally equal to the grant date fair value of the awards and is recognized over the vesting periods applicable to the awards.

(2)	Amounts reported for fiscal 2011 include the value of bonuses earned under the company’s STIP. Amounts reported for fiscal 2010 include the value of bonuses earned under the company’s STIP and payouts earned pursuant to Cash Cycle 3 under the LTCP (which cycle began on January 1, 2008 and ran through December 31, 2010). Amounts reported for fiscal 2009 represent the value of bonuses earned under the STIP.

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(3)	The following table details each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal 2011:

Named Executive Officer	401(k) Plan Matching Contributions ($)(a)	Life Insurance Premiums ($)(b)	Total ($)
William J. Merritt	7,350	690	8,040
Scott A. McQuilkin	7,350	1,290	8,640
Mark A. Lemmo	6,603	690	7,293
James J. Nolan	7,350	690	8,040
Lawrence F. Shay	7,350	690	8,040

(a)	Amounts reported represent company matching contributions to all employees, including the named executive officers, on 50% of the first 6% of the employee’s salary contributed to the 401(k) plan in fiscal 2011, up to the maximum amount permitted by the IRS.

(b)	Amounts reported represent premium amounts paid by the company for group term life insurance for the benefit of each named executive officer.

Grants of Plan-Based Awards in 2011

The following table summarizes the grants of LTIP awards (LTIP) under Cycle 6 of the LTCP, cash awards under the STIP, and time-based RSU awards (TRSU) under Cycle 6 of the LTCP , each made to the named executive officers during the year ended December 31, 2011. Each of these types of awards is discussed in the Compensation Discussion and Analysis above.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)
William J. Merritt	STIP(2)		—	440,000	825,000
	LTIP(3)		257,813	515,625	1,031,250
	TRSU	1/1/2011				4,128	171,890
Scott A. McQuilkin	STIP(2)		—	177,595	332,991
	LTIP(3)		121,088	242,175	484,350
	TRSU	1/1/2011				1,939	80,740
Mark A. Lemmo	STIP(2)		—	145,305	272,447
	LTIP(3)		108,979	217,958	435,915
	TRSU	1/1/2011				1,745	72,662
James J. Nolan	STIP(2)		—	126,765	237,684
	LTIP(3)		95,074	190,148	380,295
	TRSU	1/1/2011				1,522	63,376
Lawrence F. Shay	STIP(2)		—	193,545	362,897
	LTIP(3)		131,963	263,925	527,850
	TRSU	1/1/2011				2,113	87,985

(1)	Grant date fair value of RSUs is determined in accordance with FASB ASC Topic 718. Additional information relating to assumptions used in determining such values is incorporated by reference to Notes 2 and 9 to the consolidated financial statements set forth in the company’s annual report on Form 10-K for the year ended December 31, 2011.

(2)

Amounts reported represent the potential target and maximum performance-based incentive cash payments the named executive officer could have earned pursuant to the STIP for fiscal 2011. These payments could have ranged from $0 to the maximum amount indicated. The STIP for fiscal 2011 did not provide for a

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threshold payment amount. The actual amount earned for fiscal 2011, which was paid in 2012 and is reported in the Summary Compensation Table above, was based on the company’s achievement of the 2011 corporate goals established by the compensation committee in June 2011 and the individual performance of the named executive officer during 2011.

(3)	Amounts reported represent the potential threshold, target and maximum performance-based payments the named executive officer could earn pursuant to his LTIP award under Cycle 6 of the LTCP, which may be paid out, at the compensation committee’s sole discretion at the end of the cycle, in the form of cash, company common or restricted stock or stock options or any combination thereof.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table sets forth information concerning unexercised options, unvested stock and outstanding equity incentive plan awards of the named executive officers as of December 31, 2011.

Name	Grant Date					Stock Awards
						Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

			Option Awards(1)
			Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date
William J. Merritt	1/01/09					10,993	479,008
	1/01/09							10,993	479,008
	11/01/10					4,587	199,876
	1/01/11					4,160	181,258
Scott A. McQuilkin	1/01/09					5,634	245,498
	1/01/09							5,634	245,498
	1/01/10	(6)				1,007	43,909
	11/01/10					2,351	102,441
	12/30/10	(6)				672	29,288
	1/01/11					1,954	85,140
Mark A. Lemmo	1/01/09					5,219	227,407
	1/01/09							5,219	227,407
	11/01/10					2,177	94,888
	1/01/11					1,758	76,622
James J. Nolan	12/18/02		2,250	15.34	12/18/12
	1/01/09					4,403	191,840
	1/01/09							4,403	191,840
	11/01/10					1,837	80,047
	12/30/10	(6)				1,007	43,909
	1/01/11					1,533	66,830
Lawrence F. Shay	1/01/09					6,026	262,578
	1/01/09							6,026	262,578
	11/01/10					2,514	109,554
	12/30/10	(6)				1,007	43,909
	1/01/11					2,129	92,781

(1)	In 2006, the company ceased awarding stock options. As of December 31, 2011, all reported option awards were fully vested and exercisable.

(2)

Amounts reported represent awards of time-based RSUs (including dividend equivalents accrued). All awards made on January 1, 2009 and reported in this column were time-based RSUs granted pursuant to RSU

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Cycle 4 under the LTCP and vested in full on January 1, 2012. All awards made on November 1, 2010 are time-based RSUs granted pursuant to Cycle 5 under the LTCP and are scheduled to vest in full on January 1, 2013. All awards made on January 1, 2011 are time-based RSUs granted pursuant to Cycle 6 under the LTCP and are scheduled to vest in full on January 1, 2014.

(3)	Values reported were determined by multiplying the number of unvested time-based RSUs by $43.57, the closing price of our common stock on December 30, 2011, the last trading day in 2011 (plus cash in lieu of a fractional share).

(4)	Amounts reported were based on target performance measures and represent awards of performance-based RSUs made pursuant to the LTCP (including dividend equivalents accrued). All awards were granted under RSU Cycle 4 and were scheduled to vest in full on January 1, 2012 provided that the compensation committee determined that at least the threshold level of performance was achieved with respect to the goals associated with the cycle. As described in “Compensation Discussion and Analysis,” the compensation committee determined that an achievement level of 83% had been met with respect to the goals, resulting in a payout of 31% of the target performance-based RSUs awards (plus the proportionate number of dividend equivalents accrued) on January 1, 2012.

(5)	Values reported were based on target performance measures and determined by multiplying the number of unvested performance-based RSUs by $43.57, the closing price of our common stock on December 30, 2011, the last trading day in 2011 (plus cash in lieu of a fractional share).

(6)	Award constitutes a discretionary grant scheduled to vest annually, in three equal installments, beginning on the grant date.

Option Exercises and Stock Vested in 2011

The following table sets forth information, on an aggregated basis, concerning stock options exercised and stock awards vested during 2011 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
William J. Merritt	—	—	1,334	55,548
Scott A. McQuilkin	—	—	5,006	209,755
Mark A. Lemmo	—	—	—	—
James J. Nolan	—	—	3,007	127,189
Lawrence F. Shay	—	—	3,674	154,963

(1)	Includes dividend equivalents accrued and paid out in additional shares of common stock upon the vesting of the underlying awards.

(2)	Amounts reported represent the total pre-tax value realized upon the vesting of RSUs (number of shares vested times the closing price of our common stock on the vesting date) plus cash in lieu of a fractional share.

Potential Payments upon Termination or Change in Control

Named Executive Officer Employment Agreements

Each of the named executive officers has entered into an employment agreement and is party to various other arrangements with the company that provides severance pay and benefits, among other things, in certain events of termination of employment, as described below.

Pursuant to the terms of the LTCP, if the named executive officer’s employment terminates in the event of long-term disability, death, retirement or absenteeism or is terminated by the company without cause (each as described below), the named executive officer would be entitled to pro-rata vesting of all time-based RSUs. If the named executive officer’s employment terminates for any reason during the first year of an LTCP cycle, the

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named executive officer forfeits eligibility to receive any LTIP payout, including, if applicable, all performance-based RSUs, under that cycle. If, however, the named executive officer’s employment terminates during the second or third year of a cycle in the event of long-term disability, death, retirement or absenteeism or is terminated by the company without cause, the named executive officer would be eligible to earn a pro-rata portion of the LTIP award, including any performance-based RSUs under that cycle. Pursuant to the terms of the STIP, which require an employee to be working actively at the time of the payout (unless involuntarily terminated other than for intentional wrongdoing after the end of the plan year, but before the bonus is paid), the named executive officer would not be eligible to receive a bonus under the plan, with the exception of Mr. Shay, who is entitled to receive an amount equal to 100% of his target bonus in the event of his termination following a change in control of the company. Any rights that the named executive officers have under these plans in connection with other termination scenarios are discussed below in connection with the relevant scenario.

Termination for Long-Term Disability

The company may terminate the employment of a named executive officer in the event of his long-term disability (as that term is defined in our Long-term Disability Plan), such that he is not otherwise qualified to perform the essential functions of his job either with or without reasonable accommodation. In the event the named executive officer’s employment terminates due to a long-term disability, the named executive officer is entitled to receive:

•	All accrued but unpaid (as of the date of termination) base salary; and

•

Other forms of compensation and bonus payable or provided in accordance with the terms of any then existing compensation, bonus or benefit plan or arrangement, including payments prescribed under any disability or life insurance plan or arrangement (“Other Compensation”).

Messrs. Merritt and Lemmo are also entitled to receive benefits that are provided to our similarly situated executive officers, including, without limitation, medical and dental coverage, optional 401(k) participation and expense reimbursement (“Benefits”). In addition, provided that Mr. Merritt or Mr. Lemmo executes our standard termination letter, which includes, among other things, a broad release of all claims against us and a reiteration of confidentiality and other post-termination obligations (a “Termination Letter”), each is entitled to receive, for a period of 18 months (in the case of Mr. Merritt) or one year (in the case of Mr. Lemmo) following termination: (i) regular installments of his base salary at the rate in effect at the time of termination, reduced by the amount of payments received for this period pursuant to any Social Security entitlement or any long-term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability, in which he was entitled to participate at the time of termination, and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him.

Termination Due to Retirement

The company’s retirement eligibility age is 70. For purposes of determining eligibility, the company employs a formula that sums the employee’s years of service and age. For each of the named executive officers, successfully meeting this eligibility requirement and voluntarily retiring causes the vesting, on a pro-rata basis, of all otherwise unvested RSUs. For time-based RSUs, the pro-rated amount of RSUs will be determined by multiplying the full time-based award amount by a fraction equal to the portion of the vesting period that had transpired prior to the cessation of employment. For performance-based RSUs, the pro-rated amount will be determined as described above, but not until the LTCP cycle is completed and a determination has been made regarding actual performance against established goals. In addition, if the eligible retirement occurs during the second or third year of a cycle, the named executive officer is entitled to receive a pro-rata payout of the LTIP award associated with such cycle.

Termination by Death

In the event of the termination of a named executive officer’s employment due to death, the company will pay to the named executive officer’s executors, legal representatives or administrators an amount equal to the accrued but unpaid portion of the named executive officer’s base salary, Benefits and Other Compensation up through the date on which he dies. The named executive officer’s executors, legal representatives or

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administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which the named executive officer is a participant as our employee, and to exercise any rights afforded under any compensation or benefit plan then in effect.

Termination for Cause

The company may terminate a named executive officer’s employment at any time for “cause” upon the occurrence of any of the following: (i) any material breach by the named executive officer of any of his obligations under his employment agreement that is not cured within 30 days after he receives written notification from the company of the breach or (ii) other conduct by the named executive officer involving any type of willful misconduct with respect to the company, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment or conviction of a felony. In the event of a termination of the named executive officer’s employment for cause, the named executive officer is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation.

Pursuant to the terms of the LTCP, the named executive officer forfeits any rights under the LTCP and the STIP if his employment terminates for cause.

Termination Without Cause

The company may terminate a named executive officer’s employment at any time, for any reason, without cause upon 30 days prior written notice to the named executive officer. In the event of a termination without cause, the named executive officer is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided he executes a Termination Letter, the named executive officer is entitled to receive: (i) severance in an amount equal to his base salary, payable in equal installments, and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him for the period of one year (18 months in the case of Mr. Merritt) commencing upon the date of termination. Mr. Merritt’s employment agreement provides that he is also entitled to receive additional severance equal to 50% of his target bonus for the year in which the termination occurs, payable in equal installments over a period of 18 months after the date of termination.

Termination for Absenteeism

The company may terminate a named executive officer’s employment in the event that he is absent for more than 150 days within any 12-month period. In the event of termination due to absenteeism, the named executive officer is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided he executes a Termination Letter, he is entitled to receive, for a period of one year (18 months in the case of Mr. Merritt) following termination: (i) regular installments of his base salary at the rate in effect at the time of termination, reduced by the amount of payments received for this period pursuant to any Social Security entitlement or any long-term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability in which the named executive officer was entitled to participate at the time of termination and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him. Mr. Merritt’s employment agreement provides that he is also entitled to receive an additional severance amount equal to 50% of his target bonus for the year in which termination occurs, payable in equal installments over a period of 18 months after the date of termination.

Termination by the Named Executive Officer

A named executive officer may terminate his employment with us at any time, for “good reason” or without “good reason,” provided that the date of termination is at least 30 days after the date he gives written notice of the termination to the company. For this purpose, “good reason” means: (i) the company’s failure to pay in a timely manner the named executive officer’s base salary or any other material form of compensation or material benefit to be paid or provided to him under his employment agreement or (ii) any other material breach of our obligations under his employment agreement that is not cured within 30 days after the company receives written notification from the named executive officer of the breach. In the event that the named executive officer

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terminates his employment, either for good reason or without good reason, he is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, if the termination is for good reason, and provided that the named executive officer executes a Termination Letter, he is entitled to receive: (a) severance in an amount equal to his base salary, payable in equal installments, and (b) medical and dental coverage on terms and conditions comparable to those most recently provided to him for the period of one year (18 months in the case of Mr. Merritt) commencing upon the date of termination.

Mr. Merritt’s employment agreement provides that he is also entitled to receive additional severance equal to 50% of his target bonus for the year in which termination occurs, payable in equal installments over the period of 18 months after the date of termination. Pursuant to the terms of the LTCP and the STIP, Mr. Merritt forfeits any rights under these plans if he terminates his employment for any reason. If a named executive officer other than Mr. Merritt terminates his employment with us without good reason, the company generally may elect to pay severance of up to one year’s salary and continuation of medical and dental benefits for a period of one year.

Termination Following a Change in Control

If the company terminates a named executive officer’s employment (except for cause), or the named executive officer terminates his employment with us (whether or not for good reason) within one year following a change in control of the company, he is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided that he executes a Termination Letter, the named executive officer is entitled to receive, on the date of termination, an amount equal to two years’ worth of his base salary. Mr. Shay is also entitled to receive an amount equal to 100% of his target bonus for the year in which the change in control of the company occurs. For this purpose, “change in control of the company” means the acquisition (including by merger or consolidation, or by our issuance of securities) by one or more persons, in one transaction or a series of related transactions, of more than 50% of the voting power represented by our outstanding stock on the date of the named executive officer’s employment agreement, or a sale of substantially all of our assets.

Pursuant to the terms of the LTCP, upon a change in control (as defined in the LTCP), the named executive officer is entitled to an early payout of his LTIP award in an amount that is the greater of either: (i) his target LTIP award or (ii) the LTIP award that would have been due to him at the end of the relevant LTCP cycle (but for the change in control), assuming the performance level achieved prior to the change in control continues to be the same through the remainder of the cycle. In addition, for each named executive officer, the occurrence of a change in control causes all otherwise unvested performance-based and time-based RSUs (whether granted as an LTCP, promotion or new hire award) and any other unvested equity awards to vest immediately in full. These actions will occur without regard to whether the named executive officer remains employed at the company and without regard to performance during the remainder of the LTCP cycles.

Post-Termination Obligations

Each of the named executive officers is bound by certain confidentiality obligations, which extend indefinitely, and by certain non-competition and non-solicitation covenants, which, with respect to Mr. Merritt, extend for a period of one year following termination of his employment for any reason and independent of any obligation the company may have to pay him severance and, with respect to each of Messrs. McQuilkin, Lemmo, Nolan and Shay, extend, as applicable: (i) for the period, if any, that he receives severance under his employment agreement, (ii) in the event his employment terminates for cause, a period of one year following termination or (iii) in the event that he terminates his employment without good reason, so long as we voluntarily pay severance to him (which we are under no obligation to do), for the period that he receives severance, but in no event for a period longer than one year. In addition, each of the named executive officers is bound by certain covenants protecting our right, title and interest in and to certain intellectual property that either has been or is being developed or created in whole or in part by the named executive officer.

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Taxes

In the event any amount or benefit payable to the named executive officer under his employment agreement, or under any other plan, agreement or arrangement applicable to him, is subject to an excise tax imposed under Section 4999 of the Internal Revenue Code, the named executive officer is entitled to receive, in addition to any other amounts payable under the terms of his employment agreement or any other plan, agreement or arrangement, a cash payment in an amount sufficient to indemnify him (or any other person as may be liable for the payment of the excise tax) for the amount of any such excise tax, and leaving the named executive officer with an amount, net after all federal, state and local taxes, equal to the amount he would have had if no portion of his benefit under the plan constituted an excess parachute payment, as defined in Section 4999. Notwithstanding the foregoing, the determination of the amount necessary to indemnify the named executive officer will be made taking into account all other payments made to him under any plans, agreements or arrangements aside from his employment agreement that are intended to indemnify him with respect to excise taxes on excess parachute payments.

Potential Payments upon Termination or Change in Control

The following tables reflect the amount of compensation payable to each of the named executive officers pursuant to their employment agreements, as well as pursuant to the LTCP and the STIP, upon: termination for long-term disability, retirement, death, termination without cause, termination for absenteeism, termination by the named executive officer, change in control of the company without a termination, and termination upon a change in control of the company. The amounts shown assume that the termination was effective as of December 30, 2011, the last business day of 2011, and the price per share of the company’s common stock was $43.57, the closing market price as of that date. The amounts reflected are estimates of the amounts that would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can be determined only at the time the events described above actually occur.

William J. Merritt

Assuming the following events occurred on December 30, 2011, Mr. Merritt’s payments and benefits have an estimated value of:

	Salary Continuation ($)		Long-Term Compensation Plan ($)		Payments under Executive Life Insurance Program ($)		Payments under Executive Long-Term Disability Plan ($)		Welfare Benefits ($)
Long-Term Disability	825,000	(1)	1,121,179	(4)	—		18,500	(7)	27,671	(8)
Retirement	—		1,121,179	(4)	—		—		—
Death	—		1,121,179	(4)	300,000	(6)	—		—
Without Cause	1,045,000	(2)	1,121,179	(4)	—		—		27,671	(8)
For Absenteeism	1,045,000	(2)	1,121,179	(4)	—		18,500	(7)	27,671	(8)
Voluntary Resignation for Good Reason	1,045,000	(2)	—		—		—		27,671	(8)
Change in Control (Termination by Us (Except for Cause) or by Mr. Merritt)	1,100,000	(3)	1,974,268	(5)	—		—		—
Change in Control (Without Termination)	—		1,974,268	(5)	—		—		—

(1)

This amount represents severance equal to Mr. Merritt’s base salary of $550,000 for a period of 18 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments that Mr. Merritt receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other

43

employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Merritt was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to: (a) Mr. Merritt’s base salary of $550,000 for a period of 18 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective, and (b) additional severance equal to 50% of Mr. Merritt’s STIP bonus target for 2011, which is payable in equal installments over a period of 18 months after the date of his termination.

(3)	This amount represents severance equal to two years of Mr. Merritt’s base salary of $550,000. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control.

(4)	This amount represents the value, at December 30, 2011, of Mr. Merritt’s time- and performance-based RSUs granted under RSU Cycle 4, time-based RSUs and LTIP award granted under Cycle 5 and time-based RSUs granted under Cycle 6 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Merritt would forfeit eligibility to receive any LTIP payout under Cycle 6 since a termination on December 30, 2011 would occur during the first year of that program cycle. For time-based RSUs granted under Cycles 5 and 6 and the LTIP award granted under Cycle 5, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the performance-based RSU award pursuant to RSU Cycle 4, for which actual goal achievement was determined to be 83%, resulting in a payout level of 31% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $479,008, representing the value of 10,993 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (b) $148,502, representing the value of 3,408 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (c) $133,251, representing the value of 3,058 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (d) $300,000 for the LTIP award granted under Cycle 5; and (e) $60,419, representing the value of 1,386 time-based RSUs granted under Cycle 6 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011 .

(5)	This amount represents the value, at December 30, 2011, of Mr. Merritt’s time- and performance-based RSUs granted under RSU Cycle 4, time-based RSUs and the LTIP award granted under Cycle 5 and time-based RSUs and the LTIP award granted under Cycle 6 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the performance-based RSU award pursuant to RSU Cycle 4, for which actual goal achievement was determined to be 83%, resulting in a payout level of 31% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $479,008, representing the value of 10,993 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (b) $148,502, representing the value of 3,408 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (c) $199,876, representing the value of 4,587 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (d) $450,000 for the LTIP award granted under Cycle 5; (e) $181,258, representing the value of 4,160 time-based RSUs granted under Cycle 6 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; and (f) $515,625 for the LTIP award granted under Cycle 6.

(6)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(7)

This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Merritt under our executive long-term disability plan in the event of his termination due to disability on

44

December 30, 2011, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(8)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 18 months after termination on terms and conditions comparable to those most recently provided to Mr. Merritt as of December 30, 2011 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

Scott A. McQuilkin

Assuming the following events occurred on December 30, 2011, Mr. McQuilkin’s payments and benefits have an estimated value of:

	Salary Continuation ($)		Long-Term Compensation Plan ($)		Payments under Executive Life Insurance Program ($)		Payments under Executive Long-Term Disability Plan ($)		Welfare Benefits ($)		Value of Other Restricted Stock Units Subject to Acceleration ($)
Long-Term Disability	—		572,016	(3)	—		18,500	(6)	—		43,909	(8)
Retirement	—		572,016	(3)	—		—		—		43,909	(8)
Death	—		572,016	(3)	300,000	(5)	—		—		43,909	(8)
Without Cause	322,900	(1)	572,016	(3)	—		—		18,447	(7)	—
For Absenteeism	322,900	(1)	572,016	(3)	—		18,500	(6)	18,447	(7)	43,909	(8)
Voluntary Resignation for Good Reason	322,900	(1)	—		—		—		18,447	(7)	—
Change in Control (Termination by Us (Except for Cause) or by Mr. McQuilkin)	645,800	(2)	981,974	(4)	—		—		—		73,197	(9)
Change in Control (Without Termination)	—		981,974	(4)	—		—		—		73,197	(9)

(1)	This amount represents severance equal to Mr. McQuilkin’s base salary of $322,900 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. McQuilkin receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. McQuilkin was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. McQuilkin’s base salary of $322,900. He is entitled to this amount at the date of such termination if his termination occurred within one year following a change in control.

(3)

This amount represents the value, at December 30, 2011, of Mr. McQuilkin’s time- and performance-based RSUs granted under RSU Cycle 4, time-based RSUs and the LTIP award granted under Cycle 5 and time-based RSUs granted under Cycle 6 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. McQuilkin would forfeit eligibility to receive any LTIP payout under Cycle 6 since a termination on December 30, 2011 would occur during the first year of that program cycle. For time-based RSUs granted under Cycles 5 and 6 and the LTIP award granted under Cycle 5, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the performance-based RSU award pursuant to RSU Cycle 4, for which actual goal achievement was determined to be 83%, resulting in a payout level of 31% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $245,498, representing the value of 5,634 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu

45

of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (b) $76,095, representing the value of 1,746 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (c) $68,294, representing the value of 1,567 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (d) $153,750 for the LTIP award granted under Cycle 5; and (e) $28,380, representing the value of 651 time-based RSUs granted under Cycle 6 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011.

(4)	This amount represents the value, at December 30, 2011, of Mr. McQuilkin’s time- and performance-based RSUs granted under RSU Cycle 4, time-based RSUs and the LTIP award granted under Cycle 5 and time-based RSUs and the LTIP award granted under Cycle 6 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the performance-based RSU award pursuant to RSU Cycle 4, for which actual goal achievement was determined to be 83%, resulting in a payout level of 31% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $245,498, representing the value of 5,634 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (b) $76,095, representing the value of 1,746 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (c) $102,441, representing the value of 2,351 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (d) $230,625 for the LTIP award granted under Cycle 5; (e) $85,140, representing the value of 1,954 time-based RSUs granted under Cycle 6 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; and (f) $242,175 for the LTIP award granted under Cycle 6.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. McQuilkin under our executive long-term disability plan in the event of his termination due to disability on December 30, 2011, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. McQuilkin as of December 30, 2011 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

(8)	This amount represents the value of unvested grants of RSUs (plus cash in lieu of fractional share) to receive an aggregate of 1,007 shares of common stock (including accrued dividend equivalents), based on a value of $43.57 per share, the per share closing price of our common stock on December 30, 2011.

(9)	This amount represents the value of unvested grants of RSUs (plus cash in lieu of fractional share) to receive an aggregate of 1,679 shares of common stock (including accrued dividend equivalents), based on a value of $43.57 per share, the per share closing price of our common stock on December 30, 2011.

46

Mark A. Lemmo

Assuming the following events occurred on December 30, 2011, Mr. Lemmo’s payments and benefits have an estimated value of:

	Salary Continuation ($)		Long-Term Compensation Plan ($)		Payment under Executive Life Insurance Program ($)		Payments under Executive Long-Term Disability Plan ($)		Welfare Benefits ($)
Long-Term Disability	322,900	(1)	529,106	(3)	—		18,500	(6)	18,447	(7)
Retirement	—		529,106	(3)	—		—		—
Death	—		529,106	(3)	300,000	(5)	—		—
Without Cause	322,900	(1)	529,106	(3)	—		—		18,447	(7)
For Absenteeism	322,900	(1)	529,106	(3)	—		18,500	(6)	18,447	(7)
Voluntary Resignation for Good Reason	322,900	(1)	—		—		—		18,447	(7)
Change in Control (Termination by Us (Except for Cause) or by Mr. Lemmo)	645,800	(2)	900,988	(4)	—		—		—
Change in Control (Without Termination)	—		900,988	(4)	—		—		—

(1)	This amount represents severance equal to Mr. Lemmo’s base salary of $322,900 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. Lemmo receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Lemmo was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. Lemmo’s base salary of $322,900. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control.

(3)	This amount represents the value, at December 30, 2011, of Mr. Lemmo’s time- and performance-based RSUs granted under RSU Cycle 4, time-based RSUs and the LTIP award granted under Cycle 5 and time-based RSUs granted under Cycle 6 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Lemmo would forfeit eligibility to receive any LTIP payout under Cycle 6 since a termination on December 30, 2011 would occur during the first year of that program cycle. For time-based RSUs granted under Cycles 5 and 6 and the LTIP award granted under Cycle 5, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the performance-based RSU award pursuant to RSU Cycle 4, for which actual goal achievement was determined to be 83%, resulting in a payout level of 31% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $227,407, representing the value of 5,219 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (b) $70,475, representing the value of 1,617 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (c) $63,259, representing the value of 1,451 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (d) $142,425 for the LTIP award granted under Cycle 5; and (e) $25,540, representing the value of 586 time-based RSUs granted under Cycle 6 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011.

47

(4)	This amount represents the value, at December 30, 2011, of Mr. Lemmo’s time- and performance-based RSUs granted under RSU Cycle 4, time-based RSUs and the LTIP award granted under Cycle 5 and time-based RSUs and the LTIP award granted under Cycle 6 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the performance-based RSU award pursuant to RSU Cycle 4, for which actual goal achievement was determined to be 83%, resulting in a payout level of 31% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $227,407, representing the value of 5,219 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (b) $70,475, representing the value of 1,617 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (c) $94,888, representing the value of 2,177 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (d) $213,638 for the LTIP award granted under Cycle 5; (e) $76,622, representing the value of 1,758 time-based RSUs granted under Cycle 6 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; and (f) $217,958 for the LTIP award granted under Cycle 6.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Lemmo under our executive long-term disability plan in the event of his termination due to disability on December 30, 2011, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Lemmo as of December 30, 2011 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

James J. Nolan

Assuming the following events occurred on December 30, 2011, Mr. Nolan’s payments and benefits have an estimated value of:

	Salary Continuation ($)		Long-Term Compensation Plan ($)		Payment under Executive Life Insurance Program ($)		Payments under Executive Long-Term Disability Plan ($)		Welfare Benefits ($)		Value of Other Restricted Stock Units Subject to Acceleration ($)
Long-Term Disability	—		447,085	(3)	—		18,500	(6)	—		—
Retirement	—		447,085	(3)	—		—		—		—
Death	—		447,085	(3)	300,000	(5)	—		—		—
Without Cause	281,700	(1)	447,085	(3)	—		—		21,072	(7)	—
For Absenteeism	281,700	(1)	447,085	(3)	—		18,500	(6)	21,072	(7)	—
Voluntary Resignation for Good Reason	281,700	(1)	—		—		—		21,072	(7)	—
Change in Control (Termination by Us (Except for Cause) or by Mr. Nolan)	563,400	(2)	768,544	(4)	—		—		—		43,909	(8)
Change in Control (Without Termination)	—		768,544	(4)	—		—		—		43,909	(8)

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(1)	This amount represents severance equal to Mr. Nolan’s base salary of $281,700 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. Nolan receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Nolan was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. Nolan’s base salary of $281,700. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control.

(3)	This amount represents the value, at December 30, 2011, of Mr. Nolan’s time- and performance-based RSUs granted under RSU Cycle 4, time-based RSUs and the LTIP award granted under Cycle 5 and time-based RSUs granted under Cycle 6 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Nolan would forfeit eligibility to receive any LTIP payout under Cycle 6 since a termination on December 30, 2011 would occur during the first year of that program cycle. For time-based RSUs granted under Cycles 5 and 6 and the LTIP award granted under Cycle 5, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the performance-based RSU award pursuant to RSU Cycle 4, for which actual goal achievement was determined to be 83%, resulting in a payout level of 31% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $191,840, representing the value of 4,403 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (b) $59,453, representing the value of 1,364 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (c) $53,365, representing the value of 1,224 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (d) $120,150 for the LTIP award granted under Cycle 5; and (e) $22,276, representing the value of 511 time-based RSUs granted under Cycle 6 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011.

(4)	This amount represents the value, at December 30, 2011, of Mr. Nolan’s time- and performance-based RSUs granted under RSU Cycle 4, time-based RSUs and the LTIP award granted under Cycle 5 and time-based RSUs and the LTIP award granted under Cycle 6 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the performance-based RSU award pursuant to RSU Cycle 4, for which actual goal achievement was determined to be 83%, resulting in a payout level of 31% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $191,840, representing the value of 4,403 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (b) $59,453, representing the value of 1,364 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (c) $80,047, representing the value of 1,837 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (d) $180,225 for the LTIP award granted under Cycle 5; (e) $66,830, representing the value of 1,533 time-based RSUs granted under Cycle 6 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; and (f) $190,148 for the LTIP award granted under Cycle 6.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)

This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Nolan under our executive long-term disability plan in the event of his termination due to disability on

49

December 30, 2011, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Nolan as of December 30, 2011 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

(8)	This amount represents the value of unvested grants of RSUs (plus cash in lieu of fractional share) to receive an aggregate of 1,007 shares of common stock (including accrued dividend equivalents), based on a value of $43.57 per share, the per share closing price of our common stock on December 30, 2011.

Lawrence F. Shay

Assuming the following events occurred on December 30, 2011, Mr. Shay’s payments and benefits have an estimated value of:

	Salary Continuation ($)		Long-Term Compensation Plan ($)		Payment under Executive Life Insurance Program ($)		Payments under Executive Long-Term Disability Plan ($)		Welfare Benefits ($)		Value of Other Restricted Stock Units Subject to Acceleration ($)
Long-Term Disability	—		612,399	(3)	—		18,500	(6)	—		—
Retirement	—		612,399	(3)	—		—		—		—
Death	—		612,399	(3)	300,000	(5)	—		—		—
Without Cause	351,900	(1)	612,399	(3)	—		—		17,206	(7)	—
For Absenteeism	351,900	(1)	612,399	(3)	—		18,500	(6)	17,206	(7)	—
Voluntary Resignation for Good Reason	351,900	(1)	—		—		—		17,206	(7)	—
Change in Control (Termination by Us (Except for Cause) or by Mr. Shay)	897,345	(2)	1,056,921	(4)	—		—		—		43,909	(8)
Change in Control (Without Termination)	—		1,056,921	(4)	—		—		—		43,909	(8)

(1)	This amount represents severance equal to one year of Mr. Shay’s base salary of $351,900, which he is entitled to receive upon his termination provided that he executes a Termination Letter.

(2)	This amount represents severance equal to: (a) two years of Mr. Shay’s base salary of $351,900 and (b) additional severance equal to 100% of Mr. Shay’s STIP bonus target for 2011, which he is entitled to receive on the date of his termination, provided that he executes a Termination Letter and his termination occurs within one year following a change in control.

(3)

This amount represents the value, at December 30, 2011, of Mr. Shay’s time- and performance-based RSUs granted under RSU Cycle 4, time-based RSUs and the LTIP award granted under Cycle 5 and time-based RSUs granted under Cycle 6 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Shay would forfeit eligibility to receive any LTIP payout under Cycle 6 since a termination on December 30, 2011 would occur during the first year of that program cycle. For time-based RSUs granted under Cycles 5 and 6 and the LTIP award granted under Cycle 5, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the performance-based RSU award pursuant to RSU Cycle 4, for which actual goal achievement was determined to be 83%, resulting in a payout level of 31% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $262,578, representing the value of 6,026 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional

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share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (b) $81,408, representing the value of 1,868 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (c) $73,036, representing the value of 1,676 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (d) $164,450 for the LTIP award granted under Cycle 5; and (e) $30,927, representing the value of 709 time-based RSUs granted under Cycle 6 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011 .

(4)	This amount represents the value, at December 30, 2011, of Mr. Shay’s time- and performance-based RSUs granted under RSU Cycle 4, time-based RSUs and the LTIP award granted under Cycle 5 and time-based RSUs and the LTIP award granted under Cycle 6 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the performance-based RSU award pursuant to RSU Cycle 4, for which actual goal achievement was determined to be 83%, resulting in a payout level of 31% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $262,578, representing the value of 6,026 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (b) $81,408, representing the value of 1,868 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (c) $109,554, representing the value of 2,514 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; (d) $246,675 for the LTIP award granted under Cycle 5; (e) $92,781, representing the value of 2,129 time-based RSUs granted under Cycle 6 (plus cash in lieu of fractional share) based on a value of $43.57, the per share closing price of our common stock on December 30, 2011; and (f) $263,925 for the LTIP award granted under Cycle 6.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Shay under our executive long-term disability plan in the event of his termination due to disability on December 30, 2011, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Shay as of December 30, 2011 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

(8)	This amount represents the value of unvested grants of RSUs (plus cash in lieu of fractional share) to receive an aggregate of 1,007 shares of common stock (including accrued dividend equivalents), based on a value of $43.57 per share, the per share closing price of our common stock on December 30, 2011.

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the company’s equity compensation plan information relating to the common stock authorized for issuance under the company’s equity compensation plans as of December 31, 2011:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by InterDigital shareholders	1,170,807	$12.18	3,078,809
Equity compensation plans not approved by InterDigital shareholders(3)	122,848	$18.80	—
Total(4)	1,293,655	$14.37	3,078,809

(1)	Column (a) includes 483,447 shares of common stock underlying outstanding time-based RSUs, 460,569 shares of common stock underlying outstanding performance-based RSUs, assuming a maximum payout of 300% of the target number of performance-based RSUs at the end of the applicable performance period, and 7,290 shares of common stock underlying RSUs that have been credited to participant accounts as dividend equivalents on unvested RSU awards. Because there is no exercise price associated with RSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b). Dividend equivalents are paid in shares of common stock at the time, and only to the extent, that the related RSU awards vest.

(2)	On June 4, 2009, the company’s shareholders adopted and approved our 2009 Stock Incentive Plan (the “2009 Plan”), which provides for grants of stock options, stock appreciation rights, restricted stock, RSUs and incentive bonuses. As of that date, no further grants were permitted under any previously existing stock plans of the company (the “Pre-existing Plans”), and all remaining equity instruments available for grant under the Pre-existing Plans became available for grant under the 2009 Plan. Amounts reported relate to the 2009 Plan.

(3)	Relates to a Pre-existing Plan, the company’s 2002 Stock Award and Incentive Plan (the “2002 Plan”). As of June 4, 2009, no further grants were permitted under the 2002 Plan. A description of the 2002 Plan is incorporated by reference to Note 11 to the consolidated financial statements set forth in the company’s annual report on Form 10-K for the year ended December 31, 2008.

(4)	The performance-based RSU awards and related dividend equivalents reflected in column (a) are reported assuming a maximum payout of 300% of target, but on January 1, 2012 the performance-based RSU awards vested and paid out at 31% of target (as discussed in “Compensation Discussion and Analysis” and footnote 4 to the table under the heading “Outstanding Equity Awards at 2011 Fiscal Year End”). As a result, on January 1, 2012, the total number of securities to be issued upon the exercise of outstanding options, warrants and rights decreased by approximately 416,000 (reflecting the cancellation of the unearned performance-based RSU awards), and the number of securities remaining available for future issuance under equity compensation plans (column (c)) increased by the same amount. Because by December 31, 2011 the compensation committee had made the determination that the performance-based RSU awards would vest and pay out at 31% of target, the shares available for grant as of December 31, 2011 as disclosed in Note 9 to the consolidated financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2011 took into account that determination and reflected the anticipated cancellation of the unearned awards. As a result, the Note 9 disclosure in the 2011 10-K presents a higher number of shares available for grant as of December 31, 2011 than that disclosed in column (c).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of the company’s common stock do the directors, director nominees, executive officers and certain significant shareholders own?

The following table sets forth information regarding the beneficial ownership of the 45,062,178 shares of our common stock outstanding as of March 31, 2012, except as otherwise indicated below, by each person who is known to us, based upon filings with the SEC, to beneficially own more than 5% of our common stock, as well as by each director, each director nominee, each named executive officer and all directors and executive officers as a group. Except as otherwise indicated below and subject to the interests of spouses of the named beneficial owners, each named beneficial owner has sole voting and sole investment power with respect to the stock listed. Except for shares held in brokerage accounts that may, from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from those accounts, none of the shares reported are currently pledged as security for any outstanding loan or indebtedness. If a shareholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of March 31, 2012, pursuant to SEC rules, we treat the common stock underlying those securities as beneficially owned by that shareholder, and as outstanding shares when we calculate that shareholder’s percentage ownership of our common stock. However, pursuant to SEC rules, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other shareholder.

	Common Stock
Name	Shares	Percent of Class
Directors and Director Nominees:
Gilbert F. Amelio	7,070	*
Jeffrey K. Belk	8,386	*
Steven T. Clontz(1)	81,464	*
Edward B. Kamins	20,024	*
John A. Kritzmacher	6,215	*
William J. Merritt(2)	104,136	*
Jean F. Rankin	4,964	*
Robert S. Roath	17,992	*
Named Executive Officers:
Mark A. Lemmo(3)	39,772	*
Scott A. McQuilkin(4)	23,361	*
James J. Nolan(5)	27,606	*
Lawrence F. Shay(6)	33,557	*
All directors and executive officers as a group(7) (18 persons)	430,528	1.0%
Greater than 5% Shareholders:
BlackRock, Inc.(8)	2,705,130	6.0%
40 East 52nd Street New York, New York 10022
Paulson & Co. Inc.(9)	2,949,600	6.5%
1251 Avenue of the Americas New York, New York 10020

*	Represents less than 1% of our outstanding common stock

(1)	Includes 20,000 shares of common stock that Mr. Clontz has the right to acquire through the exercise of stock options within 60 days of March 31, 2012.

(2)	Includes 2,960 whole shares of common stock beneficially owned by Mr. Merritt through participation in the 401(k) Plan.

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(3)	Includes 3,648 whole shares of common stock beneficially owned by Mr. Lemmo through participation in the 401(k) Plan.

(4)	Includes 1,231 whole shares of common stock beneficially owned by Mr. McQuilkin through participation in the 401(k) Plan.

(5)	Includes 2,250 shares of common stock that Mr. Nolan has the right to acquire through the exercise of stock options within 60 days of March 31, 2012 and 2,944 whole shares of common stock beneficially owned by Mr. Nolan through participation in the 401(k) Plan.

(6)	Includes 2,992 whole shares of common stock beneficially owned by Mr. Shay through participation in the 401(k) Plan.

(7)	Includes 22,250 shares of common stock that all directors and executive officers as a group have the right to acquire through the exercise of stock options within 60 days of March 31, 2012 and 16,818 whole shares of common stock beneficially owned by all directors and executive officers as a group through participation in the 401(k) Plan.

(8)	As of December 31, 2011, based on information contained in the Schedule 13G/A filed on February 13, 2012 by BlackRock, Inc.

(9)	As of December 31, 2011, based on information contained in the Schedule 13G filed on February 14, 2012 by Paulson & Co. Inc. (“Paulson”). In the Schedule 13G, Paulson expressly disclaims beneficial ownership of the reported securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company has a written statement of policy with respect to related person transactions that is administered by the audit committee. Under the policy, a “Related Person Transaction” means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between the company (including any of its subsidiaries) and a related person, in which the related person had, has or will have a direct or indirect material interest. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of 5% of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Related Person Transactions do not include certain transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder along with all other shareholders, transactions involving competitive bids or transactions involving certain bank-related services.

Pursuant to the policy, a Related Person Transaction may be consummated or may continue only if:

•	The audit committee approves or ratifies the transaction in accordance with the terms of the policy; or

•

The chairman of the audit committee, pursuant to authority delegated to the chairman by the audit committee, pre-approves or ratifies the transaction and the amount involved in the transaction is less than $100,000, provided that, for the Related Person Transaction to continue, it must be approved by the audit committee at its next regularly scheduled meeting.

It is the company’s policy to enter into or ratify Related Person Transactions only when the audit committee determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the company, including but not limited to situations where the company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or where the company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In determining whether to approve or ratify a Related Person Transaction, the committee takes into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

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OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

During 2011, did all directors and officers timely file all reports required by Section 16(a)?

Based upon a review of filings with the SEC furnished to us and written representations that no other reports were required, we believe that during and with respect to 2011 all of our directors and officers timely filed all reports required by Section 16(a) of the Exchange Act, except that one Form 4 was filed late on March 31, 2011 on behalf of Dr. Amelio to report the cash settlement of a fractional share on March 22, 2011 in connection with the vesting on the same date of an RSU award granted to Dr. Amelio on March 22, 2010.

Shareholder Proposals

How may shareholders make proposals or director nominations for the 2013 annual meeting?

Shareholders interested in submitting a proposal for inclusion in our proxy statement for the 2013 annual meeting may do so by submitting the proposal in writing to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. To be eligible for inclusion in our proxy statement for the 2013 annual meeting, shareholder proposals must be received no later than December 24, 2012, and they must comply with all applicable SEC requirements. The submission of a shareholder proposal does not guarantee that it will be included in our proxy statement.

Our bylaws also establish an advance notice procedure with regard to nominations of persons for election to the board and shareholder proposals that are not submitted for inclusion in the proxy statement but that a shareholder instead wishes to present directly at an annual meeting. Shareholder proposals and nominations may not be brought before the 2013 annual meeting unless, among other things, the shareholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in our bylaws, and we receive the shareholder’s submission no earlier than March 9, 2013, and no later than April 8, 2013. However, if the date of our 2013 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2012 annual meeting, the submission and the required information must be received by us no earlier than the 90th day prior to the 2013 annual meeting and no later than the later of the 60th day prior to the annual meeting or the 15th day following the day on which we first publicly announce the date of the 2013 annual meeting. Proposals or nominations that do not comply with the advance notice requirements in our bylaws will not be entertained at the 2013 annual meeting. A copy of the bylaws may be obtained on our website at http://ir.interdigital.com under the heading “Corporate Governance,” or by writing to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

Proxy Solicitation Costs and Potential Savings

Who pays for the proxy solicitation costs?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the proxy card and any additional materials furnished to shareholders. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our directors, officers or regular employees may supplement solicitation of proxies by mail through the use of one or more of the following methods: telephone, email, telegram, facsimile or personal solicitation. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. For 2012, we have engaged MacKenzie Partners, Inc. for this purpose at an anticipated cost of approximately $5,000.

What is “householding” of proxy materials, and can it save the company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement to those shareholders. This process, which is commonly referred to as

55

“householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate Notice or annual report and proxy statement, please notify us by calling (610) 878-7866 or by sending a written request to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409, and we will promptly deliver a separate copy of our Notice or annual report and proxy statement, as applicable. If you hold your shares in street name and are receiving multiple copies of the Notice or annual report and proxy statement and wish to receive only one, please notify your broker.

Annual Report on Form 10-K

How can I receive the annual report?

We will provide to any shareholder without charge a copy of our 2011 annual report on Form 10-K upon written request to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. Our annual report booklet and this proxy statement are also available online at http://ir.interdigital.com/annuals.cfm.

Other Business

Will there be any other business conducted at the annual meeting?

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the annual meeting for action by shareholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

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INTERDIGITAL, INC. 781 THIRD AVE. KING OF PRUSSIA, PA 19406-1409

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43558-P24665                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.        DETACH AND RETURN THIS PORTION ONLY

INTERDIGITAL, INC.

The Board of Directors recommends you vote FOR the election of each of the following nominees:
1.	Election of Directors Nominees		For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
	1a. Gilbert F. Amelio		☐	☐	☐	2.	Advisory resolution to approve executive compensation.	☐	☐	☐
	1b. Steven T. Clontz 1c. Edward B. Kamins		☐ ☐	☐ ☐	☐ ☐	3.	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of InterDigital, Inc. for the year ending December 31, 2012.	☐	☐	☐
	1d. John A. Kritzmacher 1e. William J. Merritt 1f. Jean F. Rankin		☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	NOTE: THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2012 ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT AND THE 2011 ANNUAL REPORT.

For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Bring this admission ticket with you to the meeting on June 7, 2012. Do not mail.

This admission ticket admits you to the meeting. You will not be permitted to enter the meeting without an admission ticket or other proof of stock ownership as of April 10, 2012, the record date.

ADMISSION TICKET

INTERDIGITAL, INC.

2012 Annual Meeting of Shareholders

June 7, 2012

11:00 A.M. Eastern Time

Crowne Plaza Hotel

260 Mall Boulevard

King of Prussia, Pennsylvania 19406

NOTE: Seating at the annual shareholders meeting will be limited; therefore, request or receipt of an admission ticket does not guarantee the availability of a seat.

NON-TRANSFERABLE	NON-TRANSFERABLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

M43559-P24665

INTERDIGITAL, INC.

2012 Annual Meeting of Shareholders

To Be Held June 7, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of InterDigital, Inc., a Pennsylvania corporation, revoking all previous proxies, hereby appoints Richard J. Brezski and Steven W. Sprecher, and each of them acting individually, with full power of substitution, as the proxies of the undersigned, to vote, as indicated on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, and to vote in accordance with the recommendation of the board of directors on all matters as to which a choice is not specified by the undersigned shareholders, all shares that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of InterDigital, Inc. to be held on Thursday, June 7, 2012, at 11:00 A.M. (Eastern Time) at The Crowne Plaza Hotel, 260 Mall Boulevard, King of Prussia, Pennsylvania 19406, and at any adjournment or postponement thereof.

Record holders who attend the annual meeting may vote by ballot; such vote will supersede this proxy.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side